SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only
☒	Definitive Proxy Statement		(as permitted by Rule 14a-6(e)(2))
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

LEXINGTON REALTY TRUST
(Name of Registrant as Specified In Its Organizational Documents)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)
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1)	Title of each class of securities to which transaction applies:

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☐	Fee paid previously with preliminary materials.

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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LEXINGTON REALTY TRUST
One Penn Plaza, Suite 4015
New York, New York 10119-4015
(212) 692-7200
____________
NOTICE OF 2013 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 21, 2013
To the Shareholders of
Lexington Realty Trust:
The 2013 Annual Meeting of Shareholders of Lexington Realty Trust, a Maryland real estate investment trust, will be held at the New York offices of Paul Hastings LLP, 75 East 55th Street, New York, New York 10022 on Tuesday, May 21, 2013, at 10:00 a.m., Eastern time, for the following purposes:

(1)	to elect seven trustees to serve until the 2014 Annual Meeting of Shareholders or their earlier removal or resignation and until their respective successors, if any, are elected and qualify;

(2)	to consider and vote upon an advisory resolution to approve the compensation of the named executive officers, as disclosed in the accompanying proxy statement;

(3)	to consider and vote upon the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013; and

(4)	to transact such other business as may properly come before the 2013 Annual Meeting of Shareholders or any adjournment or postponement thereof.
Only holders of record at the close of business on March 8, 2013 are entitled to notice of and to vote at the 2013 Annual Meeting of Shareholders or any adjournment or postponement thereof.
By Order of the Board of Trustees,
/s/ Paul R. Wood
PAUL R. WOOD
Secretary
New York, New York
March 25, 2013

Whether or not you expect to be present at the 2013 Annual Meeting of Shareholders, we urge you to authorize your proxy electronically via the Internet or by telephone or by completing and returning the proxy card if you requested paper proxy materials. Voting instructions are provided in the Important Notice Regarding the Internet Availability of Proxy Materials for the Shareholder Meeting to be held on May 21, 2013 (the “Notice”), or, if you requested printed materials, the instructions are printed on your proxy card and included in the accompanying proxy statement. Any person giving a proxy has the power to revoke it at any time prior to the meeting and shareholders who are present at the meeting may withdraw their proxies and vote in person.

LEXINGTON REALTY TRUST
One Penn Plaza, Suite 4015
New York, New York 10119-4015
(212) 692-7200
PROXY STATEMENT
FOR THE 2013 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 21, 2013
The Board of Trustees of Lexington Realty Trust, a Maryland real estate investment trust, is soliciting proxies to be voted at the 2013 Annual Meeting of Shareholders, which we refer to herein as the Annual Meeting. The Annual Meeting will be held Tuesday, May 21, 2013, at 10:00 a.m., Eastern time, at the New York offices of Paul Hastings LLP, 75 East 55th Street, New York, New York 10022. This proxy statement summarizes the information you need to know to vote by proxy or in person at the Annual Meeting. You do not need to attend the Annual Meeting in person in order to have your shares voted at the Annual Meeting.
All references to the “Company,” “we,” “our” and “us” in this proxy statement mean Lexington Realty Trust. All references to “Shareholder” and “you” refer to a holder of shares of beneficial interest, par value $0.0001 per share, of the Company, classified as common stock, which we refer to as common shares or shares, as of the close of business on Friday, March 8, 2013, which we refer to as the Record Date.
QUESTIONS AND ANSWERS
Why did you send me a Notice Regarding the Internet Availability of Proxy Materials?
We sent you the Notice Regarding the Internet Availability of Proxy Materials, or the Notice, regarding this proxy statement because we are holding the Annual Meeting and our Board of Trustees is asking for your proxy to vote your shares at the Annual Meeting. We have summarized information in this proxy statement that you should consider in deciding how to vote at the Annual Meeting. You do not have to attend the Annual Meeting in order to have your shares voted. Instead, you may simply authorize a proxy to vote your shares electronically via the Internet, by telephone or by completing and returning the proxy card if you requested paper proxy materials. Voting instructions are provided in the Notice, or, if you requested printed materials, the instructions are printed on your proxy card and included in the accompanying proxy statement.
Why did I receive the Notice instead of a paper copy of proxy materials?
The United States Securities and Exchange Commission, or SEC, has approved “Notice and Access” rules relating to the delivery of proxy materials over the Internet. These rules permit us to furnish to Shareholders proxy materials related to the Annual Meeting, including this proxy statement and our related annual report, by providing access to such documents on the Internet instead of mailing printed copies. Most Shareholders will not receive printed copies of the proxy materials unless they properly request them. Instead, the Notice, which was mailed to Shareholders, will provide notice of the Annual Meeting and instruct you as to how you may access and review all of the proxy materials on the Internet or by telephone. The Notice also instructs you as to how you may submit your proxy on the Internet or by telephone. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice. Any request to receive proxy materials by mail or email will remain in effect until you properly revoke it.
Can I vote my shares by filling out and returning the Notice?
No. The Notice identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to authorize your proxy by Internet or by telephone, by requesting and returning a paper proxy card, or by submitting a ballot in person at the meeting.
Who is entitled to vote?
All Shareholders as of the close of business on the Record Date are entitled to vote at the Annual Meeting. There was no other class of voting securities of the Company outstanding at the Record Date other than common shares.
What is the quorum for the Annual Meeting?
In order for any business to be conducted at the Annual Meeting, the holders entitled to cast a majority of the votes entitled to be cast at the Annual Meeting must be present, either in person or represented by proxy. For the purpose of determining the presence of a quorum, abstentions and broker non-votes will be counted as present. Broker votes occur when a broker or nominee who has not received voting instructions from the beneficial owner on a "routine" matter (as defined by the New York Stock Exchange, which we refer to as the NYSE) casts a discretionary vote. In contrast, broker non-votes occur when a broker or nominee has not received voting instructions from the beneficial owner on a "non-routine" matter, as defined by the NYSE and, therefore, is not permitted under NYSE rules to cast a discretionary vote on that matter. As of the Record Date, 189,268,646 common shares were issued and outstanding representing an equal number of votes entitled to be cast.

Will my shares be voted if I do not provide my proxy?
Depending on the proposal, your shares may be voted if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions, which are broker votes discussed above. The proposal to ratify the appointment of KPMG LLP as our independent auditors is considered a ''routine" matter for which brokerage firms may vote shares without receiving voting instructions. The election of trustees and the approval of the compensation of our named executive officers are considered non-routine matters and if you do not provide the brokerage firm with voting instructions on these proposals, your shares will not be voted on and will be "broker non-votes."
How many votes do I have?
Each common share outstanding on the Record Date is entitled to one vote on each item submitted for consideration. If a Shareholder is a participant in our Direct Share Purchase Plan with our transfer agent, Computershare, the proxy card enclosed herewith represents shares in the participant’s account of record, as well as shares held of record in the participant’s name as part of such plan.
How do I vote my shares that are held of record by me?

By Mail:	If you request paper proxy materials, complete, sign and date your proxy card and mail it in the postage-paid envelope.
In Person:	Vote at the Annual Meeting.
By Telephone:	Call toll-free 1-800-652-8683 and follow the instructions. You will be prompted for certain information that can be found on your proxy card or Notice.
Via Internet:	Log on to www.envisionreports.com/lxp and follow the on-screen instructions. You will be prompted for certain information that can be found on your proxy card or Notice.
How do I vote my shares that are held by my broker?
If you have shares held by a broker, you may instruct your broker to vote your shares by following the instructions that the broker provides to you. Most brokers offer voting instructions by mail, telephone and on the Internet.
What am I voting on?
You will be voting on the following proposals:

(1)	to elect seven trustees to serve until the 2014 Annual Meeting of Shareholders or their earlier removal or resignation and until their respective successors, if any, are elected and qualify;

(2)	to consider and vote upon an advisory resolution to approve the compensation of our named executive officers, as disclosed in this proxy statement;

(3)	to consider and vote upon the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013; and

(4)	to transact such other business as may properly come before the 2013 Annual Meeting of Shareholders or any adjournment or postponement thereof.
Will there be any other items of business on the agenda?
The Board of Trustees is not presently aware of any other items of business to be presented for a vote at the Annual Meeting other than the proposals noted above. Nonetheless, in case there is an unforeseen need, your proxy gives discretionary authority to Joseph S. Bonventre and Paul R. Wood with respect to any other matters that might be brought before the meeting.
Why am I being asked to vote on executive compensation?
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which we refer to as the Dodd-Frank Act, requires us, as a public company, to seek a non-binding advisory vote from our Shareholders to approve the compensation awarded to our named executive officers, as disclosed in this proxy statement. Based on the non-binding advisory vote on the frequency of such non-binding advisory votes at the 2011 Annual Meeting of Shareholders, we are currently seeking a vote from Shareholders on an advisory resolution to approve the compensation awarded to our named executive officers on an annual basis. This advisory vote is non-binding, but the Board of Trustees will consider our Shareholders’ concerns and take them into account in future determinations concerning our executive compensation program.

How many votes are required to act on the proposals?
Assuming a quorum is present at the Annual Meeting, the affirmative vote of a majority of the votes cast by holders of common shares at the Annual Meeting will be sufficient for the election of a trustee, the advisory resolution to approve the compensation of our named executive officers and the ratification of the appointment of KPMG LLP as our independent registered public accounting firm. If you abstain or your shares are treated as broker non-votes, your abstention or broker non-votes will not be counted as votes cast and will have no effect on the result of the vote on the election of trustees, the advisory resolution to approve the compensation of our named executive officers, or the ratification of the appointment of KPMG LLP as our independent registered public accounting firm. For purposes of the election of trustees, a majority of votes cast means the number of shares voted "FOR" a nominee must exceed the number of votes cast "AGAINST" a nominee or withheld with respect to a nominee.
The vote on the advisory resolution to approve the compensation of our named executive officers is non-binding and, if approved, would serve only as a recommendation to the Board of Trustees.
What happens if I authorize my proxy without voting on all proposals?
When you return a properly executed proxy card or authorize your proxy telephonically or by the Internet, we will vote the shares that the proxy card or authorization represents in accordance with your directions. If you return the signed proxy card with no direction on a proposal, we will vote your proxy in favor of (FOR) each of the nominees for trustee in Proposal No. 1 and in favor of (FOR) Proposals No. 2 and No. 3 and will vote in the discretion of the proxy holder on any other matter that properly comes before the Annual Meeting.
What if I want to change my vote after I return my proxy?
You may revoke your proxy at any time before its exercise by:

(1)	delivering written notice of revocation to our Secretary, Paul R. Wood, at c/o Lexington Realty Trust, One Penn Plaza, Suite 4015, New York, New York 10119-4015;
(2)submitting to us a duly executed proxy card bearing a later date;
(3)authorizing a proxy via the Internet or by telephone at a later date; or
(4)appearing at the Annual Meeting and voting in person;
provided, however, that no such revocation under clause (1) or (2) shall be effective until written notice of revocation or a later dated proxy card is received by our Secretary at or before the Annual Meeting, and no such revocation under clause (3) shall be effective unless received on or before 11:59 p.m., Eastern time, on May 20, 2013.
Attendance at our Annual Meeting will not constitute a revocation of a proxy unless you affirmatively indicate at our Annual Meeting that you intend to vote your shares in person by completing and delivering a written ballot.
Will anyone contact me regarding this vote?
It is contemplated that brokerage houses will forward the proxy materials to Shareholders at our request. In addition to the solicitation of proxies by use of the mail, our trustees, officers, and other employees may solicit proxies by telephone, facsimile, e-mail, or personal interviews without additional compensation. We may engage and pay proxy solicitors.
Who has paid for this proxy solicitation?
We will bear the cost of preparing, printing, assembling and mailing the proxy card, proxy statement, and other materials that may be sent to Shareholders in connection with this solicitation. We may also reimburse brokerage houses and other custodians, nominees, and fiduciaries for their expenses incurred in forwarding solicitation materials to the beneficial owners of shares held of record by such persons, the cost of which is expected to be nominal.
How do I submit a proposal for the 2014 Annual Meeting of Shareholders?
If you wish to submit a shareholder proposal pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, for inclusion in our proxy statement and proxy card for our 2014 Annual Meeting of Shareholders, you must submit the proposal to our Secretary no later than November 25, 2013, in accordance with Rule 14a-8. In addition, any shareholder who wishes to propose a nominee to our Board of Trustees or submit any other matter to a vote at the 2014 Annual Meeting of Shareholders (other than a shareholder proposal included in our proxy materials pursuant to Rule 14a-8 under the Exchange Act) must deliver such information to our Secretary no later than November 25, 2013 (or as otherwise provided in our bylaws, which are on file with the SEC and may be obtained from our Secretary upon request).

Our Board of Trustees will review any shareholder proposals that are timely submitted and will determine whether such proposals meet the criteria for inclusion in the proxy solicitation materials or for consideration at the 2014 Annual Meeting of Shareholders. In addition, the persons named in the proxies retain the discretion to vote proxies on matters of which we are not properly notified at our principal executive offices on or before 60 days prior to the 2014 Annual Meeting of Shareholders, and also retain such authority under certain other circumstances.
What does it mean if I receive more than one proxy card?
It means that you have multiple accounts at the transfer agent and/or with brokers. Please complete and return all proxy cards to ensure that all your shares are voted.
Can I find additional information on the Company’s web site?
Yes. Our web site is located at www.lxp.com. Although the information contained on our web site is not part of this proxy statement, you can view additional information on the web site, such as our code of business conduct and ethics, corporate governance guidelines, charters of board committees, and reports that we file and furnish with the SEC. Copies of our code of business conduct and ethics, corporate governance guidelines, and charters of board committees also may be obtained by written request addressed to Lexington Realty Trust, One Penn Plaza, Suite 4015, New York, New York 10119-4015, Attention: Investor Relations.
Important Notice Regarding the Internet Availability of Proxy Materials for the Shareholder Meeting to be Held on May 21, 2013 – This proxy statement and the Annual Report to Shareholders are available at www.envisionreports.com/LXP.

We have elected to provide access to our proxy materials to our Shareholders on the Internet. Accordingly, a Notice of Meeting and Notice Regarding the Internet Availability of Proxy Materials was mailed on or about March 25, 2013 to our Shareholders of record as of the close of business on March 8, 2013. If you have not received a copy of the Notice, or if you wish to receive a hard copy of the proxy materials, and you are a record holder of our common shares, please contact our transfer agent, Computershare: (1) by telephone at 1-866-641-4276; (2) by e-mail to investorvote@computershare.com with "Proxy Materials Lexington Realty Trust" in the subject line; or (3) over the Internet at www.envisionreports.com/LXP and click "Cast Your Vote or Request Materials." If you are not a record holder of our common shares, please contact your broker.
How do I obtain a copy of the Company's Annual Report on Form 10-K for the year ended December 31, 2012 from the Company?

Upon written request to Lexington Realty Trust, One Penn Plaza, Suite 4015, New York, NY 10119-4105, Attention: Investor Relations, we will provide any shareholder, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC, including the financial statements and schedules, but without exhibits.

What is “householding”?

“Householding” allows companies to deliver only one copy of notices and other proxy materials to multiple shareholders who share the same address (if they appear to be members of the same family) unless the company has received contrary instructions from an affected shareholder. We do not offer “householding” for shareholders of record. Please contact your broker if you are not a shareholder of record to find out if your broker offers “householding.”

SHARE OWNERSHIP OF PRINCIPAL SECURITY HOLDERS, TRUSTEES,
AND EXECUTIVE OFFICERS
The following table indicates, as of the close of business on March 8, 2013, (a) the number of common shares beneficially owned by each person known by us to own in excess of five percent of the outstanding common shares and (b) the percentage such shares represent of the total outstanding common shares. All shares were owned directly on such date with sole voting and investment power unless otherwise indicated, calculated as set forth in footnote 1 to the table.

Name of Beneficial Owner	Number of Common Shares Beneficially Owned (1)	Percentage of Class
FMR LLC (2)	26,554,123	14.0%
The Vanguard Group, Inc. (3)	20,520,921	10.8%
Vornado Realty Trust (4)	18,468,969	9.8%
BlackRock, Inc. (5)	14,613,056	7.7%
Vanguard Specialized Funds – Vanguard REIT Index Fund (6)	10,196,339	5.4%
(1)For purposes of this table, a person is deemed to beneficially own any common shares as of a given date which such person owns or has the right to acquire within 60 days after such date.
(2)Based on information contained in a Schedule 13G/A filed with the SEC on February 14, 2013. According to such Schedule 13G/A, FMR LLC, together with Fidelity Management & Research Company, Edward C. Johnson, 3d, members of the family of Edward C. Johnson, 3d, Pyramis Global Advisors, LLC, Pyramis Global Advisors Trust Company and FIL Limited, has sole power to vote or direct to vote 1,610,657 common shares and sole power to dispose of or to direct the disposition of 26,554,123 common shares. The address of FMR LLC is 82 Devonshire Street, Boston, MA 02109.
(3)Based on information contained in a Schedule 13G/A filed with the SEC on February 12, 2013. According to such Schedule 13G/A, The Vanguard Group, Inc., together with Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd., has sole power to vote or direct to vote 450,149 common shares, shared power to vote or direct to vote 122,837 common shares, sole power to dispose of or to direct the disposition of 20,152,976 common shares, and shared power to dispose or to direct the disposition of 367,945 common shares. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.
(4)Based on information provided to us by Vornado Realty Trust, which we refer to as Vornado. Vornado’s wholly-owned subsidiaries, Vornado Realty L.P., Vornado Newkirk LLC and VNK L.L.C. own 16,158,848, 1,359,684 and 950,437 common shares, respectively. Vornado is located at 888 Seventh Avenue, New York, New York 10019 and Vornado Realty L.P. is located at 210 Route 4 East, Paramus, New Jersey 07652.
(5)Based on information contained in a Schedule 13G/A filed with the SEC on February 1, 2013. According to such Schedule 13G/A, BlackRock, Inc., together with BlackRock Japan Co. Ltd., BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Asset Management Australia Limited, BlackRock Advisors, LLC, BlackRock Investment Management, LLC, BlackRock Investment Management (Australia) Limited, BlackRock Asset Management Ireland Limited, BlackRock Advisors (UK) Limited, BlackRock Investment Management (UK) Limited and BlackRock International Limited, collectively have sole dispositive and sole voting power over 14,613,056 common shares. The address for BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.
(6)Based on information contained in a Schedule 13G/A filed with the SEC on February 14, 2013. According to such Schedule 13G/A, Vanguard Specialized Funds – Vanguard REIT Index Fund has sole power to vote or direct to vote 10,196,339 common shares. The address of Vanguard Specialized Funds – Vanguard REIT Index Fund is 100 Vanguard Blvd., Malvern, PA 19355.

The following table indicates, as of the close of business on March 8, 2013, (a) the number of common shares beneficially owned by each trustee and each executive officer and named executive officer, and by all trustees and executive/named executive officers as a group, and (b) the percentage such shares represent of the total outstanding common shares. All shares were owned directly on such date with sole voting and investment power unless otherwise indicated, calculated as set forth in footnotes 1 and 2 to the table. The address for each trustee and executive/named executive officer listed below is c/o Lexington Realty Trust, One Penn Plaza, Suite 4015, New York, NY 10119-4015.

Name of Beneficial Owner	Number of Common Shares Beneficially Owned (1)	Percentage of Class (2)
E. Robert Roskind	2,815,451 (3)	1.5%
Richard J. Rouse	739,718 (4)	*
T. Wilson Eglin	1,821,712 (5)	*
Patrick Carroll	766,819 (6)	*
Paul R. Wood	37,822 (7)	*
Joseph S. Bonventre	392,291 (8)	*
Clifford Broser	61,316 (9)	*
James Grosfeld	79,660	*
Harold First	63,863	*
Richard S. Frary	55,016	*
Kevin W. Lynch	121,061	*
All trustees and executive/named executive officers as a group (11 persons)	6,954,729	3.6%
*    Represents beneficial ownership of less than 1.0%
(1)For purposes of this table, a person is deemed to beneficially own any common shares as of a given date which such person owns or has the right to acquire within 60 days after such date.
(2)For purposes of computing the percentage of outstanding shares held by each beneficial owner named above on a given date, any security (including, without limitation, limited partnership units redeemable into common shares) owned by such person or persons is included in the total number of outstanding common shares but is not included in the total number of outstanding common shares for the purpose of computing the percentage ownership of any other beneficial owner (with the exception of determining the percentage owned by all trustees and executive officers as a group).
(3)Includes (i) 1,474,296 limited partnership units held directly by Mr. Roskind or indirectly by Mr. Roskind through his wife and entities controlled by Mr. Roskind (which Mr. Roskind disclaims beneficial ownership of except to the extent of his pecuniary interest), in Lepercq Corporate Income Fund L.P. and Lepercq Corporate Income Fund II L.P., each of which is one of our operating partnership subsidiaries, which are currently exchangeable for 1,660,057 common shares, (ii) 492,157 common shares held directly by Mr. Roskind, (iii) 195,506 common shares underlying common share options which were exercisable and/or were exercisable within 60 days of the Record Date, (iv) 178,352 common shares held by Mr. Roskind which are subject to performance or time-based vesting requirements, (v) 167,843 common shares held in trust in which Mr. Roskind is a beneficiary, (vi) 60,729 common shares owned of record by The LCP Group, L.P., and (vii) 60,807 common shares held by Mr. Roskind’s wife, which Mr. Roskind disclaims beneficial ownership of except to the extent of his pecuniary interest therein. A portion of the limited partnership units beneficially owned by Mr. Roskind are pledged as collateral for a personal loan with a third-party lender.
(4)    Includes (i) 219,850 common shares held directly by Mr. Rouse, (ii) 175,956 common shares underlying common share options which were exercisable as of and/or were exercisable within 60 days of the Record Date, (iii) 220,688 common shares held by Mr. Rouse which are subject to performance or time-based vesting requirements, and (iv) 123,224 common shares held in trust in which Mr. Rouse is a beneficiary.
(5)    Includes (i) 310,008 common shares held directly by Mr. Eglin, (ii) 190,584 common shares underlying common share options which were exercisable as of and/or were exercisable within 60 days of the Record Date, (iii) 1,190,257 common shares held by Mr. Eglin which are subject to performance or time-based vesting requirements, and (iv) 130,863 common shares held in trust in which Mr. Eglin is a beneficiary.
(6)    Includes (i) 48,281 common shares held directly by Mr. Carroll directly or as custodian, (ii) 198,607 common shares underlying common share options which were exercisable as of and/or were exercisable within 60 days of the Record Date, (iii) 387,415 common shares held by Mr. Carroll which are subject to performance or time-based vesting requirements, and (iv) 132,516 common shares owned of record by Mr. Carroll’s wife, which Mr. Carroll disclaims beneficial ownership of, except to the extent of his pecuniary interest therein.

(7)    Includes (i) 29,510 common shares held directly by Mr. Wood, (ii) 2,712 common shares held by Mr. Wood which are subject to time-based vesting requirements and (iii) 5,600 common shares held in trust in which Mr. Wood is a beneficiary.
(8)    Includes (i) 27,675 common shares held directly by Mr. Bonventre, (ii) 164,674 common shares underlying common share options which were exercisable as of and/or were exercisable within 60 days of the Record Date and (iii) 199,942 common shares held directly by Mr. Bonventre which are subject to performance or time-based vesting requirements.
(9)    Does not include shares held by Vornado Realty Trust or its affiliates.
Other than as set forth above, as of the Record Date, no common shares were held by our executive officers or trustees in margin accounts or pledged as collateral for a loan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our trustees, executive officers, and beneficial owners of more than 10 percent of the total outstanding common shares to file initial reports of ownership and reports of changes in ownership of common shares and other equity securities with the SEC and the NYSE. Trustees, executive officers, and beneficial owners of more than 10 percent of the total outstanding common shares are required to furnish us with copies of all Section 16(a) forms they file. Based on a review of the copies of such reports furnished to us and written representations from our trustees and executive officers, we believe that during the 2012 fiscal year our trustees, executive officers and beneficial owners of more than 10 percent of the total outstanding common shares complied with all Section 16(a) filing requirements applicable to them, with the exception Mr. Eglin, who filed three Form 4/As on April 5, 2012 to correct typographical errors in Form 4s filed on December 9, 2010, March 4, 2011 and March 13, 2012 and Mr. Wood, who filed a Form 4/A on April 5, 2012 to correct a typographical error in Form 4 filed on December 30, 2011.

PROPOSAL NO. 1
ELECTION OF TRUSTEES
Board of Trustees
Our Board of Trustees currently consists of seven trustees. In addition, Carl D. Glickman, a former trustee, is a Trustee Emeritus, but does not vote, regularly attend meetings or receive any compensation. Our current seven trustees are nominated to be elected at the Annual Meeting with respect to which this proxy statement is being distributed. Election of our trustees requires the affirmative vote of a majority of the votes cast at the Annual Meeting with respect to the election of trustees.
The seven nominees for trustee are E. Robert Roskind, T. Wilson Eglin, Clifford Broser, Harold First, Richard S. Frary, James Grosfeld, and Kevin W. Lynch. Each nominee has consented to being named in this proxy statement and to serve if elected. Background information relating to the nominees for election appears below.
The enclosed proxy, if signed, dated, and returned, and any proxy properly authorized via the Internet or telephone, unless withheld or a contrary vote is indicated, will be voted FOR the election of these seven nominees. In the event any such nominee becomes unavailable for election, votes will be cast, pursuant to authority granted by the proxy, for such substitute nominee as may be designated by our Board of Trustees. All trustees serve until our 2014 Annual Meeting of Shareholders or their earlier resignation or removal and until their respective successors, if any, are elected and qualify.
The following information, as of March 8, 2013, relates to the nominees for election as our trustees:
Name        Business Experience

E. ROBERT ROSKIND....... Age 67
Mr. Roskind, our Chairman since March 2008, previously served as Co-Vice Chairman from December 2006 to March 2008, Chairman from October 1993 to December 2006, and Co-Chief Executive Officer from October 1993 to January 2003. He founded The LCP Group, L.P., a real estate advisory firm, in 1973 and has been its Chairman since 1976. Mr. Roskind also serves as Chairman of Crescent Hotels and Resorts and as a member of the Board of Directors of Consonant REIT Advisors, the external advisor to Invincible Investment Corporation, a Japanese real estate investment trust listed on the Tokyo Stock Exchange. As our Chairman and our founder, Mr. Roskind brings vast experience in net-lease real estate investing to our Board of Trustees, which is primary among the reasons why Mr. Roskind serves as Chairman of our Board of Trustees.

T. WILSON EGLIN............. Age 48
Mr. Eglin has served as our Chief Executive Officer since January 2003, our President since April 1996, and as a trustee since May 1994.  He served as one of our Executive Vice Presidents from October 1993 to April 1996 and our Chief Operating Officer from October 1993 to December 31, 2010. Mr. Eglin’s role as our Chief Executive Officer and his extensive experience in net-lease investing and operations and capital markets are primary among the many reasons why Mr. Eglin serves on our Board of Trustees.

CLIFFORD BROSER........... Age 52
Mr. Broser has served as a trustee since December 31, 2006. Mr. Broser has been associated with Vornado, a diversified real estate investment trust, or REIT, since 1989. Since 1997, Mr. Broser has been a senior vice president in Vornado’s acquisitions and capital markets group. Mr. Broser previously served on the board of directors of Newkirk Realty Trust, Inc. and serves on the board of directors of Sterling Suffolk Racecourse, LLC. Mr. Broser’s knowledge of the assets acquired in our merger with Newkirk Realty Trust, Inc., general real estate investment knowledge, and relationship with one of our largest shareholders are primary among the many reasons why Mr. Broser serves on our Board of Trustees.

HAROLD FIRST................... Age 76
Mr. First has served as a trustee since November 26, 2007. Mr. First has been a financial consultant since 1993. From December 1990 through January 1993, Mr. First served as Chief Financial Officer of Icahn Holding Corp., a privately held holding company. Mr. First is currently a director and chairman of the audit committee of American Railcar Industries, Inc. (NASDAQ: ARII). Mr. First has served as a director of numerous public and private companies, including XO Holdings, Inc., WestPoint International, Inc., Panaco, Inc., GB Holdings Inc. (Sands Casino), and Newkirk Realty Trust, Inc. Mr. First is a certified public accountant. Mr. First’s extensive public accounting experience, including knowledge of generally accepted accounting principles and public company reporting requirements, and experience as a director and audit committee chair for numerous companies, including real estate investment companies, are primary among the many reasons why Mr. First serves on our Board of Trustees.

RICHARD S. FRARY........... Age 65
Mr. Frary has served as a trustee since December 31, 2006. Mr. Frary has been the founding partner and majority shareholder of Tallwood Associates, Inc., a private real estate investment firm, since 1990 and a partner of Brookwood Financial Partners, L.P., a private equity firm that acquires real estate and invests in private companies, since 1993. He serves as a director of Nexus Resources, Inc. and The Johns Hopkins University, where he is Vice Chairman and serves on the Executive Committee. Mr. Frary previously served on the board of directors of Tarragon Corporation and Newkirk Realty Trust, Inc., both publicly traded real estate investment trusts, and Beresford Inc., a real estate investment company. Mr. Frary’s extensive real estate investment and corporate finance experience and knowledge of the assets acquired in our merger with Newkirk Realty Trust, Inc. are primary among the many reasons why Mr. Frary serves on our Board of Trustees.

JAMES GROSFELD............. Age 75
Mr. Grosfeld has served as a trustee since November 2003. He also serves as a member of the board of directors of BlackRock, Inc. and a member of the Management Development and Compensation Committee and the Nominating and Corporate Governance Committee thereof. He has served on the advisory board of the Federal National Mortgage Association and as director of Copart, Inc., Interstate Bakeries Corporation, Addington Resources, Ramco-Gershenson Properties Trust and BlackRock Investors. He was chairman and chief executive officer of Pulte Home Corporation from 1974 to 1990. Mr. Grosfeld’s extensive experience in corporate finance and his experience serving on numerous other public and private boards of directors are primary among the many reasons why Mr. Grosfeld serves on our Board of Trustees.

KEVIN W. LYNCH................. Age 60
Mr. Lynch has served as a trustee since May 2003 and from May 1996 to May 2000. Mr. Lynch co-founded and has been a principal of The Townsend Group, a real estate consulting firm, since 1983. Mr. Lynch is a member of the Pension Real Estate Association and the National Council of Real Estate Investment Fiduciaries. Mr. Lynch was previously a director of First Industrial Realty Trust (NYSE:FR). Mr. Lynch is also currently on the advisory board for the U.S. Institutional Real Estate Letter. Mr. Lynch’s extensive real estate consulting experience and experience within the real estate industry are primary among the many reasons why Mr. Lynch serves on our Board of Trustees.

Required Vote and Recommendation
Election of each trustee requires the affirmative vote of a majority of the votes cast with respect to each nominee at the Annual Meeting.
The Board of Trustees recommends that Shareholders vote FOR each nominee.

MANAGEMENT AND CORPORATE GOVERNANCE
Our Board of Trustees
Our Board of Trustees held five meetings during the fiscal year ended December 31, 2012. Each trustee attended at least 75% of the aggregate of the total number of meetings of our Board of Trustees and all committees of the Board of Trustees on which he served.
Our Board of Trustees has determined that a majority of our trustees are “independent” as defined by the applicable listing standards of the NYSE.
We expect all trustees to attend each annual meeting of shareholders, but from time to time other commitments prevent all trustees from attending each meeting. All trustees that were trustees at such time attended, either in person or telephonically, the 2012 Annual Meeting of Shareholders, which was held on May 15, 2012.
The suggested retirement age for all trustees elected or appointed to our Board of Trustees is 75. Upon attaining the age of 75 and annually thereafter, such a trustee shall tender a letter of resignation from our Board of Trustees to the chairperson of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee reviews the trustee's continuation on our Board of Trustees, and recommends to our Board of Trustees whether, in light of all the circumstances, our Board of Trustees should accept such proposed retirement or request that the trustee continue to serve on the Board of Trustees.  In 2012, Mr. First tendered a letter of resignation under this policy, which was rejected by our Board of Trustees.  In 2013, each of Mr. First and Mr. Grosfeld tendered a letter of resignation under this policy, which were rejected by our Board of Trustees.
Trustee Independence
Our Board of Trustees has adopted the following categorical standards for independence under our Corporate Governance Guidelines:
•A trustee who is, or has been within the last three years, an employee of the Company, or whose immediate family member is, or has been within the last three years, an executive officer of the Company may not be deemed independent. Employment as an interim Chairman, Chief Executive Officer or other executive officer will not disqualify a trustee from being considered independent following that employment.
•A trustee who has received, or who has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, other than trustee and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), may not be deemed independent. Compensation received by a trustee for former service as an interim Chairman, Chief Executive Officer or other executive officer and compensation received by an immediate family member for service as a non-executive employee of the Company will not be considered in determining independence under this test.
•(A) A trustee who is, or whose immediate family member is, a current partner of a firm that is the Company’s internal or external auditor; (B) a trustee who is a current employee of such a firm; (C) a trustee who has an immediate family member who is a current employee of such a firm and who personally works on the firm’s audit; or (D) a trustee who was, or whose immediate family member was, within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time may not be deemed independent.
•A trustee who is, or whose immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the time serves or served on that company’s compensation committee may not be deemed independent.
•A trustee who is a current employee or general partner, or whose immediate family member is a current executive officer or general partner of an entity that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000 or 2% of such other entity’s consolidated gross revenues, may not be deemed independent.
•A trustee who is, or whose immediately family member is, an executive officer, general partner or significant equity holder (i.e., in excess of 10%) of an entity that is a paid provider of professional services to the Company, any of its affiliates, any executive officer or any affiliate of an executive officer, and which received payments with respect to such services in an amount which, in the preceding twelve months, exceeds $120,000 (but does not exceed the greater of $1,000,000 or 2% of such other entity's consolidated gross revenues) may not be deemed independent.
•A trustee who is, or whose immediate family member is, affiliated with or employed by a tax-exempt entity that received significant contributions (i.e., more than 2% of such entity’s consolidated gross revenues or more than $1,000,000 in a single fiscal year, whichever amount is lower) from the Company, any of its affiliates, any executive officer or any affiliate of an executive officer within the preceding twelve-month period may not be deemed independent, unless the contribution was approved in advance by the Board of Trustees.

For purposes of these categorical standards:
•“affiliate” means any consolidated subsidiary of the Company and any other entity that controls, is controlled by or is under common control with the Company, as evidenced by the power to elect a majority of the board of directors or comparable governing body of such entity;
•“executive officer” means an “officer” within the meaning of Rule 16a-1(f) under the Exchange Act; and
•“immediate family” means spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than domestic employees) sharing a person’s home, but excluding any person who is no longer an immediate family member as a result of legal separation or divorce, death or incapacitation.
Pursuant to our Corporate Governance Guidelines, the Nominating and Corporate Governance Committee, on behalf of our Board of Trustees, undertook its annual review of trustee independence in the first quarter of 2013. During this review, our Board of Trustees, in light of the categorical standards set forth above (which are also documented in our Corporate Governance Guidelines, which is available on our web site at www.lxp.com), considered transactions and relationships between each trustee or any member of his or her immediate family and us and our subsidiaries and affiliates, including those under “Certain Relationships and Related Transactions,” below. Our Board of Trustees also considered whether there were any transactions or relationships between trustees or any member of his immediate family (or any entity of which a trustee or an immediate family member is an executive officer, general partner or significant equity holder) and members of our senior management or their affiliates. The purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with the determination that a trustee is independent.
As a result of this review, our Board of Trustees affirmatively determined that all of the trustees nominated for election at the Annual Meeting are independent of us and our management under applicable regulations and the standards set forth in our Corporate Governance Guidelines, with the exception of Messrs. Broser, Roskind and Eglin. Messrs. Roskind and Eglin are not considered independent because of, among other things, their employment as executive officers of the Company. Mr. Broser is not considered independent because he is a Senior Vice President of Vornado, a party to a Letter Agreement, as amended, among us and others, which, among other things, provides for indemnification of Vornado in certain situations. See “Certain Relationships and Related Transactions,” below, for a description of the Letter Agreement.
As a result of the Board of Trustees’ affirmative determination, following the Annual Meeting, the Board of Trustees will consist of a majority of independent members. Although a higher percentage of independent members is generally recommended by shareholder advisory firms, due to our size and the presence of a non-independent representative of a significant shareholder on our Board of Trustees, the Board of Trustees determined that a smaller Board of Trustees with two representatives from management, one non-independent representative from a significant shareholder and four independent members was appropriate.
Committees of our Board of Trustees
Our Board of Trustees has four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, and the Executive Committee.
Audit Committee. The Audit Committee of our Board of Trustees was established in accordance with Section 10A-3 of the Exchange Act. The principal functions of the Audit Committee are described below under the heading “Audit Committee Report” and are contained in a written charter, which is available on our web site at www.lxp.com. As of December 31, 2012, the Audit Committee members were Messrs. First (Chairperson), Frary and Lynch, each of whom was determined by our Board of Trustees to be “independent” as that term is used in applicable listing standards of the NYSE. Our Board of Trustees has determined that Mr. First qualifies as an “Audit Committee Financial Expert” in accordance with Item 407(d)(5) of Regulation S-K and that Messrs. Frary and Lynch, at a minimum, have accounting and related financial management expertise within the meaning of the listing standards of the NYSE. None of the current Audit Committee members serves on the audit committees of more than three publicly registered companies.
During the fiscal year ended December 31, 2012, the Audit Committee met nine times in-person and telephonically, including quarterly in-person meetings with management, an internal audit consulting firm and our independent registered public accounting firm, to discuss matters concerning, among other matters, financial accounting matters, the audit of our consolidated financial statements for the year ended December 31, 2012, the adequacy of our internal controls over financial reporting, and internal audit matters. In addition, at each quarterly in-person Board of Trustees meeting, the Chairman of the Audit Committee updated the Board of Trustees with respect to matters discussed at the Audit Committee meetings.
Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation for and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.

During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm.
Pursuant to the Audit Committee charter, the Audit Committee is responsible for the pre-approval of all auditing services and, to the extent permitted under applicable law, non-audit services to be provided to the Company by the independent registered public accounting firm engaged by the Company. The Chairperson of the Audit Committee is delegated the authority to grant such pre-approvals. The decisions of the Chairperson to pre-approve any such activity are presented to the Audit Committee at its next scheduled meeting. In accordance with the foregoing, the retention by management of the independent registered accounting firm engaged by the Company for tax consulting services for specific projects is pre-approved, provided, that the cost of any such retention does not exceed $20,000 and the annual cost of all such retentions does not exceed $50,000.
The Audit Committee previously adopted an Internal Audit Charter, which formalizes the internal audit function of the Company. For the year ended December 31, 2012, the Audit Committee retained CohnReznick LLP to provide internal audit assistance.
Report of the Audit Committee of our Board of Trustees
Management is responsible for the internal controls and financial reporting process of Lexington Realty Trust (the “Trust”). The independent registered public accounting firm is responsible for performing an independent audit of the Trust's consolidated financial statements and auditing the Trust's internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), and issuing a report thereon. The Audit Committee of the Board of Trustees of the Trust (the “Audit Committee”) is responsible for monitoring and overseeing these processes. The charter of the Audit Committee is designed to assist the Audit Committee in complying with applicable provisions of the Securities and Exchange Act of 1934, as amended, and the New York Stock Exchange’s listing rules, all of which relate to corporate governance and many of which directly or indirectly affect the duties, powers and responsibilities of the Audit Committee. Among the duties, powers and responsibilities of the Audit Committee as provided in the Audit Committee charter, the Audit Committee:

•	has sole power and authority concerning the engagement and fees of independent registered public accounting firms,

•	reviews with the independent registered public accounting firm the scope of the annual audit and the audit procedures to be utilized,

•	pre-approves audit and permitted non-audit services provided by the independent registered public accounting firm,

•	reviews the independence of the independent registered public accounting firm,

•	reviews the adequacy of the Trust's internal accounting controls, and

•	reviews accounting, auditing and financial reporting matters with the Trust's independent registered public accounting firm and management.
In connection with these responsibilities, the Audit Committee met with management and the independent registered public accounting firm to review and discuss the December 31, 2012 audited consolidated financial statements. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the PCAOB in Rule 3200T. The Audit Committee also received written disclosures and the letter from the independent registered public accounting firm as set forth in the applicable requirements of the PCAOB, and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence.
Based upon the Audit Committee’s discussions with management and the independent registered public accounting firm referred to above, and the Audit Committee’s review of the representations of management, the Audit Committee recommended that our Board of Trustees include the December 31, 2012 audited consolidated financial statements in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the United States Securities and Exchange Commission on February 25, 2013.
Audit Committee of the Board of Trustees
Harold First, Chairperson
Richard S. Frary
Kevin W. Lynch
Compensation Committee. The functions of the Compensation Committee are set forth in a written charter, which is available on our web site at www.lxp.com. Primary among these functions are to determine the compensation for our executive officers and non-employee trustees and to administer and review our compensation plans and programs. As of December 31, 2012, the

Compensation Committee members were Messrs. Frary (Chairperson), Grosfeld, and Lynch, each of whom was determined by our Board of Trustees to be “independent” as defined by the applicable listing standards of the NYSE. During the fiscal year ended December 31, 2012, the Compensation Committee met five times. In addition, the full Board of Trustees discussed compensation matters at certain of its Board of Trustees meetings during the fiscal year ended December 31, 2012.
The Compensation Committee charter reflects various responsibilities, and the Compensation Committee periodically reviews and revises its charter. To assist in carrying out its responsibilities, the Compensation Committee regularly receives reports and recommendations from our executive officers, primarily our Chief Executive Officer, and from an outside compensation consultant it selects and retains. In addition and as appropriate, the Compensation Committee consults with its own legal or other advisors, all in accordance with the authority granted to it under its charter. During 2012, the Compensation Committee retained FPL Associates Compensation, a division of FPL Associates L.P., a nationally known executive compensation and benefits consulting firm, which we refer to as FPL. FPL charged $32,500 for these services. Other than reviewing and advising with respect to executive and trustee compensation, FPL does not provide any non-executive compensation or other services for us. As a result, FPL is an independent compensation consultant. Management does not retain any executive compensation consultant.
The Compensation Committee has the authority to determine and approve the individual elements of total compensation paid to our executive officers and certain other senior officers. The Compensation Committee reviews the performance and compensation of our executive officers, including the executive officers named in this proxy statement. Our Chief Executive Officer assists in the annual review of the compensation of our other executive officers and certain other senior officers. Our Chief Executive Officer makes recommendations with respect to salary adjustments and annual cash incentive opportunities, annual long-term incentive opportunities and any other long-term incentive awards based on his review and on market data compiled by the Compensation Committee's compensation consultant or industry associations.
Compensation Committee Report (1)
The Compensation Committee (the “Compensation Committee”) of the Board of Trustees of Lexington Realty Trust has reviewed and discussed the Compensation Discussion and Analysis with management, and based on the review and discussions, the Compensation Committee recommended to our Board of Trustees that the Compensation Discussion and Analysis be included in Lexington Realty Trust's proxy statement for the 2013 Annual Meeting of Shareholders and Annual Report on Form 10-K for the year ended December 31, 2012.
Compensation Committee of the Board of Trustees
Richard S. Frary, Chairperson
James Grosfeld
Kevin W. Lynch
(1) Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, which we refer to as the Securities Act, or the Exchange Act, that might incorporate by reference this proxy statement or future filings made by us under those statutes, the Compensation Committee Report is not deemed filed with the SEC and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by us under the Securities Act or the Exchange Act.
Nominating and Corporate Governance Committee. The principal functions of the Nominating and Corporate Governance Committee are to identify individuals qualified to become trustees and/or executive officers, monitor corporate governance guidelines, lead the annual review of our Board of Trustees and make recommendations for service on all other committees and are set forth in a written charter, which is available on our web site at www.lxp.com. As of December 31, 2012, the Nominating and Corporate Governance Committee members were Messrs. Grosfeld (Chairperson), First, and Frary, each of whom were determined by our Board of Trustees to be “independent” as defined by the applicable listing standards of the NYSE. During the fiscal year ended December 31, 2012, the Nominating and Corporate Governance Committee met three times, which is less than the amount set forth in its charter. However, the full Board of Trustees discussed nominating and corporate governance matters at certain of its Board of Trustees meetings during the fiscal year ended December 31, 2012.
Our Board of Trustees believes that the Nominating and Corporate Governance Committee is qualified and in the best position to identify, review, evaluate and select qualified candidates for membership on our Board of Trustees based on the criteria described in the next paragraph. However, the Nominating and Corporate Governance Committee intends to consider nominees recommended by shareholders only if the submission of a recommendation includes a current resume and curriculum vitae of the candidate, a statement describing the candidate's qualifications, contact information for personal and professional references, the name and address of the shareholder who is submitting the candidate for nomination, the number of shares which are owned of record or beneficially by the submitting shareholder and a description of all arrangements or understandings between the submitting shareholder and the candidate for nomination. Submissions should be made to: Lexington Realty Trust, One Penn Plaza, Suite 4015, New York, NY 10119-4015, Attention: Secretary. The Nominating and Corporate Governance Committee has no obligation to recommend such candidates for nomination except as may be required by contractual obligation of the Company.

In recommending candidates for membership on our Board of Trustees, the Nominating and Corporate Governance Committee’s assessment includes consideration of issues of judgment, diversity, expertise, and experience. The Nominating and Corporate Governance Committee believes that a diverse board is one that includes differences of viewpoints, professional experience, education, skill, and other individual qualities and attributes that contribute to board heterogeneity. The Nominating and Corporate Governance Committee also considers other relevant factors as it deems appropriate. Generally, qualified candidates for board membership should (i) demonstrate personal integrity and moral character, (ii) be willing to apply sound and independent business judgment for the long-term interests of shareholders, (iii) possess relevant business or professional experience, technical expertise, or specialized skills, (iv) possess personality traits and backgrounds that fit with those of the other trustees to produce a collegial and cooperative environment, (v) be responsive to our needs, and (vi) have the ability to commit sufficient time to effectively carry out the duties of a trustee. After completing this evaluation and review, the Nominating and Corporate Governance Committee makes a recommendation to our Board of Trustees as to the persons who should be nominated by our Board of Trustees, and our Board of Trustees determines the nominees after considering the recommendation and report of the Nominating and Corporate Governance Committee.
To the extent there is a vacancy on our Board of Trustees, the Nominating and Corporate Governance Committee will either identify individuals qualified to become trustees through relationships with our trustees or executive officers or by engaging a third party. We have not paid a third party to identify, evaluate or assist in identifying or evaluating potential nominees.
Executive Committee. The principal function of the Executive Committee is to exercise the authority of our Board of Trustees regarding routine matters performed in the ordinary course of business or specific authority as authorized and approved by our Board of Trustees. As of December 31, 2012, the Executive Committee was comprised of Messrs. Lynch (Chairman), Frary, Eglin, and Roskind. The Executive Committee does not meet regularly, but meets as necessary or as directed by the Board of Trustees.
Board Leadership Structure and Risk Oversight
Our board leadership structure currently consists of an independent Lead Trustee, an executive Chairman and a Chief Executive Officer. While we have separated the Chairman and Chief Executive Officer roles, both positions are held by executive officers. We believe that these positions are appropriate as our Chairman is also our founder and is active in our management. As a result of our Chairman and our Chief Executive Officer not being independent of us, our Board of Trustees determined that a Lead Trustee, who is independent, was necessary and appropriate. The Lead Trustee acts as a liaison between the independent trustees and management and presides at all regularly-scheduled executive sessions of the non-management members or independent members of our Board of Trustees. As of December 31, 2012, Mr. Lynch was our Lead Trustee.
Risk is an integral part of the Board of Trustees and Committee deliberations throughout the year.  Management regularly performs, and reports to the Board of Trustees with respect to, a quarterly risk assessment as part of our risk management program.  The quarterly risk assessment assesses the critical risks we face (e.g., strategic, operational, financial, legal/regulatory, and reputational), their relative magnitude and management’s actions to mitigate these risks.  In addition, the Audit Committee assists the Board of Trustees with the oversight of our risk management program, including its oversight of our internal audit function.
Best Practices
We are mindful of the concerns of our shareholders and of proxy advisory groups. Within reason, we strive to implement best governance practices. In that regard, and in addition to the items disclosed elsewhere, we have implemented the following corporate governance practices.
•Prohibit margin and/or pledging arrangements by our trustees and executive officers. However, our Board of Trustees has permitted a pledge by Mr. Roskind of certain limited partnership units in each of Lepercq Corporate Income Fund L.P. and Lepercq Corporate Income Fund II L.P. that he beneficially owns as additional collateral for a personal loan with a third-party lender.
•Require each of our four most highly compensated executive officers to beneficially own such number of common shares having a value equal to at least three times the amount of such executive officer's annual base salary.
•Require our executive officers to maintain beneficial ownership of at least 50% of any common shares acquired by them through our equity award plans from November 2009, including, without limitation, through option awards and vesting of restricted shares, after taxes and transaction costs, until retirement or other termination of employment.
•Require our trustees (1) to own such number of our common shares having a value equal to at least $150,000 and (2) take at least 50% of their compensation from us in our common shares.
•Prohibit cash buyouts of underwater options.

•Eliminated and prohibit tax gross-ups and single-trigger change-in-control severance payouts in employment contracts.
Shareholder Communications
Parties wishing to communicate directly with our Board of Trustees, an individual trustee, the Lead Trustee or the non-management members of our Board of Trustees as a group should address their inquires to our General Counsel by mail sent to our principal office located at One Penn Plaza, Suite 4015, New York, New York 10119-4015. The mailing envelope should contain a clear notification indicating that the enclosed letter is an “Interested Party/Shareholder-Board Communication,” “Interested Party/Shareholder-Trustee Communication,” “Interested Party/Shareholder-Lead Trustee Communication” or “Interested Party/Shareholder-Non-Management Trustee Communication,” as the case may be.
Periodic Reports, Code of Ethics, Committee Charters and Corporate Governance Guidelines
Our Internet address is www.lxp.com. We make available free of charge through our web site our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements, other filings with the SEC, and amendments to these reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after we electronically file such materials with the SEC. We also have made available on our web site copies of our current Audit Committee Charter, Compensation Committee Charter, Nominating and Corporate Governance Committee Charter, Code of Business Conduct and Ethics, and Corporate Governance Guidelines. In the event of any changes to these charters or the code or the guidelines, changed copies will also be made available on our web site.
You may request a copy of any of the documents referred to above, without charge to you, by contacting us at the following address or telephone number:
Lexington Realty Trust
One Penn Plaza, Suite 4015
New York, NY 10119-4015
(212) 692-7200
Attention: Investor Relations
Certain Relationships and Related Transactions
Policy. We have adopted a written policy regarding the review, approval and ratification of any related party transaction. Under this policy, the Audit Committee or the Board of Trustees (consisting of all of the non-conflicted members) reviews the relevant facts and circumstances of each related party transaction, including whether the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the related party’s interest in the transaction, taking into account the conflicts of interest and corporate opportunity provisions of our Code of Business Conduct and Ethics and the Audit Committee or the Board of Trustees (consisting of all of the non-conflicted members) either approves or disapproves the related party transaction. Any related amendment to, or waiver of any provision of, our Code of Business Conduct and Ethics for executive officers or trustees must be approved by the Nominating and Corporate Governance Committee (consisting of the non-conflicted members) and will be promptly disclosed to our shareholders as required by applicable laws, rules or regulations including, without limitation, the requirements of the NYSE.
Any related party transaction will be consummated and continue only if the Audit Committee or the Board of Trustees (consisting of all of the non-conflicted members) has approved or ratified such transaction in accordance with the guidelines set forth in the policy. For purposes of our policy, a “Related Party” is: (1) any person who is, or at any time since the beginning of our last fiscal year was, one of our trustees or executive officers or a nominee to become one of our trustees; (2) any person who is known to be the beneficial owner of more than 5% of any class of our voting securities; (3) any immediate family member of any of the foregoing persons, which means any spouse, child, stepchild, parent, stepparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law; and (4) any firm, corporation, or other entity in which any of the foregoing persons is employed, is a general partner, principal, or in a similar position, or in which such person has a 5% or greater beneficial ownership interest.
Indemnification Agreements. Certain of our trustees and executive officers have entered into indemnification agreements with us. Pursuant to these agreements, we agree to indemnify the trustee or executive officer who is a party to such an agreement against any and all judgments, penalties, fines, settlements, and reasonable expenses (including attorneys’ fees) actually incurred by the trustee or executive officer or in a similar capacity for any other entity at our request. These agreements include certain limitations on our obligations in certain circumstances, particularly in situations in which such indemnification is prohibited or limited by applicable law.

Vornado Realty Trust. Mr. Broser is a Senior Vice President of Vornado. Vornado is a party to a Letter Agreement, as amended, among us and others, which, among other things, restricts our activities and investments in a manner intended to facilitate and maintain our qualification as a REIT and to prevent our direct and indirect activities and asset holdings from having adverse tax consequences to Vornado and its affiliates. Among other things, these restrictions require that we may not, without Vornado's consent, hold, directly or indirectly:

•	securities in excess of specified thresholds other than:

◦	equity interests in entities that are treated as partnerships or disregarded entities for federal income tax purposes;

◦	stock of corporations for which an election to be a taxable REIT subsidiary will be made, or of entities qualifying as real estate investment trusts for federal income tax purposes;

◦	securities that are treated as qualifying assets for purposes of the REIT 75% asset test; or

◦	certain debt securities;

•	assets that are treated as inventory for federal income tax purposes; or

•	REMIC residual interests.
In addition, these restrictions require that we may not, without Vornado's consent, directly or indirectly:

•	provide services other than specified services to tenants of our properties other than through an independent contractor or through a taxable REIT subsidiary;

•	allow a taxable REIT subsidiary to operate or manage a health care facility or a hotel or similar facility; or

•	lease our properties to certain specified tenants.
If we breach these restrictions and, as a result, Vornado fails to qualify as a REIT or otherwise incurs liability for taxes, penalties, or similar charges, we will be required to indemnify Vornado for all losses, liabilities, costs and expenses attributable to the breach, which may be substantial.
These restrictions will generally expire sixty business days following the date on which we notify Vornado that its aggregate ownership represents less than a 2% interest in us.
In addition, we lease our corporate headquarters from Vornado. The lease was entered into prior to our merger with Newkirk Realty Trust, Inc. and expires December 2015, with rent fixed at approximately $1.2 million per annum. We are also responsible for our proportionate share of operating expenses and real estate taxes with respect to the lease over a base year.
Live In America Financial Services LLC. In March 2012, our Board of Trustees approved the formation of Live In America Financial Services LLC, a Delaware limited liability company, or the Regional Center Holding Company, the sole members of which will be (1) Lexington Realty Advisors, Inc., one of our taxable REIT subsidiaries , and (2) The LCP Group L.P., an affiliate of Mr. Roskind. The Regional Center Holding Company will form and has formed entities, which we refer to as Regional Centers, that have sought and will seek U.S. Citizenship and Immigration Services, or USCIS, designation as an entity approved to raise funds from immigrant investors and invest such funds in projects that create jobs for U.S. workers in accordance with the fifth preference employment-based immigration program administered by the USCIS.
We pay all expenses and retain all benefits of the Regional Center Holding Company related to our use of the Regional Center Holding Company and the Regional Centers, which will be limited to single-tenant investments (not including lodging investments). The LCP Group L.P. pays all expenses and retains all benefits of the Regional Center Holding Company related to its use of the Regional Center Holding Company and the Regional Centers, which shall not include single-tenant investments (except for lodging investments).
The Regional Center Holding Company is required to obtain the unanimous approval of an advisory committee prior to participating in any project. The members of the advisory committee are Messrs. Eglin, Carroll, First, Frary and Adam Green, who is the representative of The LCP Group L.P. on the advisory committee. Mr. Roskind may not be an advisory committee member. The advisory committee also approves, on a unanimous basis, the allocation of expenses among the members of the Regional Center Holding Company and the Regional Centers. The advisory committee members do not receive compensation for their services on the advisory committee.
As of the date of filing this proxy statement, a joint venture agreement for the Regional Center Holding Company has not been entered into and the advisory committee has not taken any action.

Charitable and Political Contributions
During 2012, we did not make any charitable contribution to any tax-exempt organization in which any independent trustee serves as an executive officer. As a general policy, we do not make a charitable contribution unless there is an express business purpose. We did not make any direct political contributions during 2012, nor do we intend to make any direct political contributions during 2013.
Compensation Committee Interlocks and Insider Participation
As of December 31, 2012, the Compensation Committee consisted of Messrs. Frary (Chairperson), Grosfeld, and Lynch. None of Messrs. Frary, Grosfeld, or Lynch is or has been one of our executive officers. Further, none of our executive officers has ever served as a member of the compensation committee or as a director of another entity whose executive officers served on our Compensation Committee or as a member of our Board of Trustees.

COMPENSATION OF EXECUTIVE OFFICERS
Compensation Discussion and Analysis
This Compensation Discussion and Analysis section discusses the compensation policies and programs for executive and senior officers, which includes our named executive officers. The Compensation Committee administers the compensation policies and programs for our executive and senior officers and regularly reviews and approves our compensation strategy and principles to ensure that they are aligned with our business strategy and objectives, encourage high performance, promote accountability and assure that management’s interests are aligned with the interests of our shareholders.
Our named executive officers consist of T. Wilson Eglin, our Chief Executive Officer and President, Patrick Carroll, our Executive Vice President, Chief Financial Officer, and Treasurer, E. Robert Roskind, our Chairman, Richard J. Rouse, our Vice Chairman and Chief Investment Officer, and Joseph S. Bonventre, our Executive Vice President and General Counsel. While Mr. Bonventre is a named executive officer, our Board of Trustees has determined that Mr. Bonventre is not an officer for purposes of Section 16 of the Securities Act or an executive officer for certain of our policies. Mr. Bonventre, age 37, joined us in 2004 as our Vice President and General Counsel. Mr. Bonventre was previously associated with the law firm that is now known as Paul Hastings LLP.
Overview of Executive Compensation Philosophy and Objectives. In connection with the Compensation Committee’s responsibility of determining the compensation for our executive and senior officers, it believes that the compensation program should further both short-term and long-term business goals and strategies while enhancing shareholder value. In keeping with this philosophy, the compensation program’s objectives are to:

•	further align the interests of our executive and senior officers with those of our shareholders;

•
strengthen the relationship between pay and performance by providing that almost all compensation other than base salary is contingent (subject to review by the Compensation Committee) upon the level of success in meeting specified company performance goals so that there is a “pay for performance” compensation structure;

•	retain key members of management by providing non-vested compensation for past performance; and

•	retain and attract key members of management by awarding long-term incentives if we meet certain specified performance goals.
Base Salary. Except for Mr. Bonventre, we were required to pay our named executive officers base salaries pursuant to their employment agreements, each of which provides for a minimum base salary. The Compensation Committee believes that base salaries provide our named executive officers with a degree of financial certainty and stability and are essential in attracting and retaining highly qualified individuals. In establishing an initial base salary (and ultimately, total compensation), the Compensation Committee considers (1) the scope of the individual’s responsibilities, including the demands and profile of the positions held by the individual, (2) the individual’s experience and (3) competitive salaries (using any peer data provided by the independent compensation consultant; although the Compensation Committee does not target the average or any percentile of the peer group).
Annual Incentive Opportunity. The annual incentive opportunity is designed to supplement the cash compensation and increase the share ownership of our named executive officers so that it is competitive within our industry and properly rewards our named executive officers for their performance and their efforts in assisting us meet specified objectives. The annual incentive opportunity is generally paid 100% in cash with each named executive officer having the right to elect to take 50% of any such award in non-vested common shares that vest ratably over three years.
Annual Long-Term Opportunity. The annual long-term opportunity is also designed to increase the ownership of us by our named executive officers, while motivating long-term performance, encouraging long-term dedication to us and operating as a retention mechanism. The resulting awards generally consist of non-vested common share grants.
Historically, with the exception of accelerated vesting and common share option exercises, our named executive officers were required to satisfy withholding tax obligations upon vesting in cash. This generally led to our named executive officers selling shares in the market during the year to pay this withholding tax obligation. However, in recent years, the Compensation Committee has made annual determinations whether to permit the withholding of shares for the payment of taxes for the exercise of share options and the vesting of non-vested shares in accordance with U.S. generally accepted accounting principles and only to the extent of minimum statutory withholding requirements. The Compensation Committee permitted such withholding in 2012 and has determined to permit such withholding in 2013. The Compensation Committee is of the opinion that the withholding of shares is preferred over market sales due to the control over the timing of the withholding and the retirement of the shares and/or the return of the shares to the applicable plan upon withholding.
Determining the Amount of Each Element of Compensation. The Compensation Committee reviews the performance of each of our executive and senior officers, including our Chief Executive Officer, on an annual basis. The Compensation Committee considers, among other things, (1) the scope of the individual’s responsibilities, including the demands and profile of the positions held by the individual, (2) the individual’s experience and tenure with us, (3) the individual’s performance and contribution to our performance, (4) our performance against annual objectives set forth in management’s business plan, and (5) competitive salaries. The Compensation Committee has historically retained an independent compensation and benefits consultant and considers the results of compensation studies prepared for it by such consultant or industry and trade associations.

Our Compensation Committee seeks to pay our executive and senior officers competitive levels of compensation that best reflect their individual responsibilities and contributions to the Company and our performance, while providing incentives to achieve our business and financial goals. While our Compensation Committee does not perform a formal internal pay equity study, our Compensation Committee retains the discretion to modify certain payouts to our named executive officers, so that the payouts are aligned with individual responsibilities and contributions to the Company.
Our Chief Executive Officer assists in the annual review of the compensation of our executive and senior officers by making recommendations to the Compensation Committee based on his review of individual performance and market data compiled by the independent compensation consultant or industry and trade associations. However, the Compensation Committee makes all determinations with respect to the compensation of our executive and senior officers, including our Chief Executive Officer.
In 2012, to assist in its efforts to meet the objectives outlined above, the Compensation Committee retained FPL to provide general executive and senior officer compensation consulting services with respect to the determination of amounts under the 2012 executive compensation program and to respond to any Compensation Committee member’s questions and need for advice and counsel. Such services included:

•	Management Data Collection:

◦	reviewing historical pay philosophy and practices;

◦	confirming the existing compensation philosophy; and

◦	reviewing the Chief Executive Officer’s recommendations.

•	Compensation Guidance and Commentary:

◦	providing initial thoughts and reactions to the Chief Executive Officer’s recommendations in light of then current market practices and performance;

◦	providing thoughts and perspectives on the broader REIT market, from a compensation perspective, based on ongoing conversations with executives/board members and up-to-date compensation data; and

◦	providing studies and recommendations regarding peer group data.
FPL, together with our Compensation Committee and our Chief Executive Officer, established two peer groups in 2012: (1) a REIT competitor-based peer group and (2) a size-based peer group.

•
Competitor Peer Group. For 2012, this group consisted of six public entities, which are either (1) our competitors for property acquisitions and tenants in the single-tenant net-lease space or (2) owners of a portfolio of primarily net-leased assets. The companies included in this peer group are as follows: CapLease, Inc.; Entertainment Properties Trust; Getty Realty Corp.; National Retail Properties, Inc.; Realty Income Corporation; and W.P. Carey & Co. LLC.

•
Size Peer Group. For 2012, this group consisted of 10 public entities, which operate across multiple asset classes and are similar in size to our total capitalization taking into account our total capitalization as of a certain date. Our total capitalization was in the 51st percentile of this group for fiscal year 2011. The companies included in this peer group are as follows: Brandywine Realty Trust, Colonial Properties Trust, DCT Industrial Trust Inc., Entertainment Properties Trust, First Industrial Realty Trust, Inc., Glimcher Realty Trust, Pennsylvania Real Estate Investment Trust, Piedmont Office Realty Trust, Inc., Post Properties, Inc. and PS Business Parks, Inc.

Following review of the Chief Executive Officer’s recommendations and the guidance provided by FPL, the Compensation Committee discussed, at length, the elements of the 2012 executive compensation program. The Compensation Committee then determined the amounts to be paid under the 2012 executive compensation program, which are set forth below under “Recap of 2012 Executive Compensation Program.”
We believe our executive compensation programs are effectively designed, work well to align the interests of our executive officers with the interests of our shareholders, and are instrumental to achieving our business strategy. In determining executive compensation for fiscal year 2012, the Compensation Committee considered the overwhelming shareholder support that the non-binding advisory vote proposal received at our 2012 Annual Meeting of Shareholders. As a result, the Compensation Committee continued to apply substantially similar effective principles and philosophy it has used in previous years in determining executive compensation and will continue to consider shareholder concerns and feedback in the future.
In 2013, the Compensation Committee adopted a compensation program applicable to our named executive officers, the details of which are set forth below under “Elements of Compensation Program Applicable to Named Executive Officers for 2013.” In connection with this program, the Compensation Committee intends to arrange for FPL to update the peer group data prior to making any determinations with respect to payouts.

Impact of 2012 “Say on Pay” Advisory Vote. We provided our shareholders with an advisory “say on pay” vote on the compensation of our named executive officers at our 2012 Annual Meeting of Shareholders. We received substantial support in such vote. Our Compensation Committee evaluated the results of such vote when making the determinations described herein. However, our Compensation Committee did not make any material changes in 2012 to our executive compensation program and policies as a result of such vote.
We currently provide our shareholders with an advisory “say on pay” vote on an annual basis. The Compensation Committee intends to continue to consider the outcomes of the advisory “say on pay” votes when making future executive compensation decisions.
Companywide Retirement and Health and Welfare Benefits. In addition to the executive compensation program outlined below, our named executive officers participate in retirement and health and welfare benefits that are available to all employees with no distinction made among any groups of employees other than as required by applicable tax rules. A summary of these benefits follows:
•Medical Insurance. All full-time employees are eligible to be covered under one of our two group health insurance plans we sponsor. Under these plans, we paid a portion of the applicable premiums based on each employee's base salary during 2012, which portion ranged from 100% to 53%. We pay a nominal amount to employees who do not participate in these plans. During 2012, we did not make any such payments to our named executive officers and we paid 53% of the applicable premiums for each of our named executive officers.
•Dental Insurance. All full-time employees are covered under our group dental insurance policy. During 2012, we paid 100% of the premiums for this insurance.
•Life and Accidental Death and Dismemberment. All full-time employees are covered by our group life and accidental death and dismemberment policy. The benefit is equal to two times base salary (excluding incentive compensation) to a maximum of $500,000. During 2012, we paid all premiums for this insurance.
•Long-Term Disability Insurance. All full-time employees are covered by our group long-term disability insurance policy. The benefit is equal to 60% of pre-disability base salary (excluding incentive compensation), after a 90 day waiting period. During 2012, we paid all premiums for this insurance.
•Short-Term Disability Insurance. All full-time employees are covered by our group short-term disability insurance policy. The benefit for the employees in our New York location (which include all of our executive officers) is equal to $170 per week, after a 7 day waiting period. The employees pay the premium for this insurance.
•401(k) Plan. All full-time employees 21 years of age and older are eligible to participate in our 401(k) Plan, which has a Roth 401(k) option. Subject to vesting requirements, regulatory compliance and our discretion, we currently match 100% of the first 4% of an employee’s base salary that is contributed to the 401(k) Plan through salary deferral. In addition, at management’s discretion and subject to regulatory compliance, a pro rata contribution may be made at year end to each active member of the 401(k) Plan, which, together with the matching contribution has not and will not exceed 5% of each active member’s base salary. Vesting of our contribution is based on years of service as follows: 1 year 25%; 2 years 50%; 3 years 75%; and 4 years 100%.
•Employee Stock Purchase Plan. We maintain an employee stock purchase plan where full-time employees can invest in our common shares through payroll deductions on a quarterly basis at a 5% discount. None of our named executive officers participated in our employee stock purchase plan during 2012.
•Business Travel Insurance. All exempt full-time employees are covered under our business travel insurance policy when traveling on company business. The benefit is 10 times annual base salary (excluding incentive compensation) up to $1,000,000. During 2012, we paid all premiums for this insurance.
Executive Life Insurance Policies. In 2001, our Board of Trustees approved individual/portable term life insurance policies for our named executive officers, with the exception of Mr. Bonventre, which are in addition to the benefits set forth above. We pay the premiums under these policies each year that the insured is one of our employees. However, Mr. Roskind's policy expired in 2012 and was not renewed. The premiums for 2012 were: $1,314 for Mr. Eglin; $712 for Mr. Carroll; and $2,727 for Mr. Rouse. Each policy provides for a maximum benefit of $700,000, with the exception of Mr. Rouse’s policy, which provides for a maximum benefit of $1,000,000, but Mr. Rouse pays the additional premium for the benefit over $700,000. Mr. Bonventre does not receive this benefit because he is not considered a "senior" executive officer like our other named executive officers.
Recap of 2012 Executive Compensation Program. For the year ended December 31, 2012, the 2012 executive compensation program consisted of (1) base salary, (2) annual incentive opportunity, and (3) annual long-term opportunity consisting of non-vested common shares.

Summary of 2012 Significant Accomplishments. During 2012, we accomplished the following significant objectives.
•Leasing. We executed new and renewal leases totaling a record of approximately 7.4 million square feet and increased overall portfolio occupancy from 95.9% to 97.3%.
•Debt Reduction and Refinancing. We (1) reduced our debt and preferred stock from 49.7% to 46.8% of our gross assets and (2) obtained $376 million of new fixed-rate financing at a weighted-average rate of 3.8% and retired $472 million of debt and preferred stock with a weighted-average cost of 5.7%.
•Capital Recycling. We monetized properties for an aggregate price of approximately $181 million and a weighted-average capitalization rate of 7.2%. Sale proceeds were primarily used to fund new investments and retire debt.
•Investments. We invested $247 million in new investments, which helped extend our weighted-average lease term from 6.2 to 7.1 years. The weighted-average initial capitalization rate on these investments is approximately 8.4%.
•Dividend Growth. We increased our quarterly common share dividend rate by 20% from $0.125 per share to $0.15 per share beginning with the dividend paid on October 15, 2012, or $0.50 per share to $0.60 per share on an annualized basis.
•Total Return. Obtained a 48% absolute total return to shareholders and an 18% relative total return to shareholders (compared to the MSCI US REIT Index).
The Compensation Committee believes that we, as a company, and each of our named executive officers achieved exceptional performance during 2012 due to the successful and efficient execution of the accomplishments outlined above, which has well positioned the Company for the future. In furtherance of this belief, the Compensation Committee increased certain payouts under the 2012 executive compensation program as described below.
Base Salary. Base salaries under the 2012 executive compensation program remained unchanged from 2011 (with the exception of Mr. Bonventre’s salary, which was increased by $10,000 from 2011 to 2012). The 2012 base salaries were as follows:

Named Executive Officer	2012 Base Salary
T. Wilson Eglin	$550,000
Patrick Carroll	$375,000
E. Robert Roskind	$450,000
Richard J. Rouse	$475,000
Joseph S. Bonventre	$260,000
Mr. Bonventre's base salary was increased because it has historically been below the average base salary for the peer groups (although the Compensation Committee does not generally target the average or any percentile in the peer groups).
Annual Incentive Awards. The annual incentive opportunity was a percentage of base salary. Approximately fifty percent of the annual incentive opportunity was determined with respect to subjective measures, which were similar to those set forth under "Elements of Compensation Program Applicable to Named Executive Officers for 2013," below. The balance was determined with respect to the following objective measures, which were measured from December 1, 2011 to November 30, 2012:

	MEDIOCRE	THRESHOLD	TARGET	ACTUAL
Disposition Volume	$50,000,000	$100,000,000	$150,000,000	$177,000,000
Acquisition Volume	$150,000,000	$225,000,000	$300,000,000	$171,000,000
Leverage Ratio (1)	50%	48%	46%	46%
Refinancing Savings	50 bps	100 bps	150 bps	202 bps
Absolute Return	0%	8%	10%	35%
Relative Return (2)	<0%	0%	2%	20%
____________________________

(1)	As defined in our secured revolving credit agreement, dated as of January 13, 2012.

(2)	Relative versus specified index.

The Compensation Committee retained the ability to (1) determine the appropriate weighting (i) between subjective and objective measures and (ii) of each subjective and objective measurement for each named executive officer and (2) award payments in excess of the total opportunity if it determined that exceptional performance was attained or if the amounts to be paid are not in line with market practices. In order to be in line with market practices, FPL provided updated peer group data as an additional market check.
The Chief Executive Officer provided a memorandum to the Compensation Committee with his report on performance of the objective and subjective measurements and his compensation recommendations for each officer based on the scale of “Mediocre”, “Threshold” and “Target.” FPL and the Compensation Committee then reviewed these recommendations. The Compensation Committee made the ultimate determination on the subjective measurements and the appropriate weighting when it approved the awards under the 2012 executive compensation program.
The Compensation Committee determined that we met or exceeded the “Target” objectives for all measurements, except acquisitions. However, we did not include the balance of unfunded commitments for new investments and the acquisition of the remaining interests in Net Lease Strategic Assets Fund L.P. in the calculation of acquisitions during the measurement period. Had these amount been included, we would have exceeded the “Target” objective. Furthermore, the Compensation Committee believes that the excess performance with respect to the total shareholder return metrics far outweighs any perceived shortcomings with respect to acquisition volume. The Compensation Committee further believes that there is merit to rewarding management's underwriting discipline with respect to new investments.
On December 24, 2012, the Compensation Committee approved the following annual cash incentives awards based on the objective and subjective measurements in the 2012 executive compensation program, which were below the “Target” amount for E. Robert Roskind, at the “Target” amount for T. Wilson Eglin, and above the “Target” amounts for Richard J. Rouse, Patrick Carroll and Joseph S. Bonventre:

Officer	2012 Annual Cash Incentive Award	Percentage of Base Salary
T. Wilson Eglin	$1,100,000	200%
Patrick Carroll	$575,000	153%
E. Robert Roskind	$650,000	144%
Richard J. Rouse	$650,000	137%
Joseph S. Bonventre	$390,000	150%
Following the determination, each named executive officer could have elected to take up to 50% of any award in non-vested common shares that vest ratably over a three-year period. However, none of the named executive officers made this election.
Annual Long-Term Incentive Award. After reviewing the amounts to be paid for the annual incentive opportunity and the base salaries paid compared with the benchmarking analysis performed by FPL, the Chief Executive Officer recommended awards of non-vested common shares to bring total compensation for 2012 in line with each named executive’s peers. Following a review of our Chief Executive Officer’s recommendations and consultation with FPL, the Compensation Committee awarded the following non-vested common shares:

Name	Grant Date Value (1)
T. Wilson Eglin	$1,150,000
Patrick Carroll	$600,000
E. Robert Roskind	$600,000
Richard J. Rouse	$775,000
Joseph S. Bonventre	$350,000

(1)
Non-vested common share awards vest ratably over three years and were valued at $10.45 per share, which was the closing per share price of our common shares on December 31, 2012. The number of non-vested common shares issued was rounded up to the nearest 100 shares. The non-vested common shares are entitled to voting and dividend rights. Does not include long-term retention award made to Mr. Eglin on January 15, 2012.

While the Compensation Committee does not target the average or any percentile of the peer groups, the Compensation Committee seeks to pay in line with the peer group amounts when taking into account subjective factors like tenure, experience and individual accomplishments. The Compensation Committee believes that the non-vested common shares further align management with our shareholders.

Total Compensation. Total compensation under the 2012 executive compensation program increased from total compensation under the 2011 executive compensation program primarily due to increased transaction activity, increased total shareholder return and the attainment of balance sheet management objectives. A comparison of the total amounts for 2012 and 2011 follows:

Name	2012 Total Compensation (1)		2011 Total Compensation (1)	Percentage Increase
T. Wilson Eglin	$2,800,000	(2)	$2,175,000	29%
Patrick Carroll	$1,550,000		$1,325,000	17%
E. Robert Roskind	$1,700,000		$1,550,000	10%
Richard J. Rouse	$1,900,000		$1,550,000	23%
Joseph S. Bonventre	$1,000,000		$850,000	18%

(1)	Includes base salary, annual incentive award and annual long-term incentive award with all equity awards valued at the grant date.

(2)	Excludes long-term retention grant made on January 15, 2012.

Total compensation in the Summary Compensation Table below differs from the amounts in the table above primarily due to the timing of payments, any long-term retention grant and "All Other Compensation", which consists of dividends paid on non-vested common shares, life insurance premiums and 401(k) contributions.
Long-Term Retention Grant. The Employment Agreement between us and T. Wilson Eglin, which was entered into on January 15, 2012, provided for a Long-Term Nonvested Share Agreement, which, in turn, provided for a one-time long-term retention grant of 150,000 non-vested common shares. The 150,000 non-vested common shares vest ratably over a five-year period. The dividends on these non-vested common shares accrue and are paid at the time of vesting of the related common shares. The Compensation Committee determined that Mr. Eglin's share ownership percentage should be increased to further align him with our shareholders. The Compensation Committee intends to continue to explore ways to increase Mr. Eglin's share ownership and made an additional grant of 750,000 non-vested common shares on January 10, 2013, which are described below.
Elements of Compensation Program Applicable to Named Executive Officers for 2013. The Compensation Committee retained FPL as its independent compensation consultant to perform an analysis of our compensation practices for our named executive officers with those of our peers and to make recommendations with respect to the compensation program applicable to our named executive officers for 2013.

Base Salary. Base salaries, which were unchanged since 2008 for all named executive officers, except Mr. Bonventre (for the reasons described above), were increased for 2013 as follows:

Officer	Base Salary
T. Wilson Eglin	$600,000
Patrick Carroll	$400,000
E. Robert Roskind	$500,000
Richard J. Rouse	$500,000
Joseph S. Bonventre	$285,000

Annual Incentive Opportunity. The annual incentive opportunity will be a percentage of base salary as follows:

Officer	Threshold	Target	High
T. Wilson Eglin	100%	200%	300%
Patrick Carroll	50%	100%	200%
E. Robert Roskind	50%	100%	200%
Richard J. Rouse	50%	100%	200%
Joseph S. Bonventre	50%	100%	200%
50% of the annual incentive opportunity will be determined with respect to subjective measures and the other 50% will be determined with respect to objective measures. The Compensation Committee has retained the ability to adjust weighting of the measure and award payments based on individual performance and/or to make the amounts to be paid in line with market practices. The resulting award will be paid 100% in cash, but each named executive officer may elect to take up to 50% of any award in non-vested common shares, based on the year-end closing price of a common share on the NYSE, that vest ratably over a three-year period.

Subjective Measures. The subjective measurements for the 2013 executive compensation plan are as follows:

Item	Eglin	Carroll	Roskind	Rouse	Bonventre
Litigation/Risk Management					X
Compliance/ SEC Filings		X			X
Expense Control	X	X			X
Property Management Company Operations		X	X	X	X
Leasing	X		X	X
Dispositions	X		X	X
Investments/Acquisition Souring	X		X	X
Capital Allocation	X		X
Capital Markets	X	X			X
Banking Relationships	X	X
Shareholder/Analyst Relations	X	X
Joint Venture Management		X	X	X	X
Joint Venture Development			X	X
Mentoring			X	X
Mortgage Finance		X		X

The Chief Executive Officer will provide a report and compensation recommendations to the Compensation Committee, which will take into account the applicable subjective measurements for each officer. The ultimate determination of whether a subjective measurement is met and the appropriate weighting will be made by the Compensation Committee.

Objective Measures. The following are the objective measures, which were determined by the Compensation Committee and our Chief Executive Officer to be among the primary objectives of our current business plan. The Compensation Committee has determined the weighting it will give to each measure (but not each sub-measure). The determination of "Threshold," "Target" and "High" with respect to a measure will be made by the Compensation Committee with reference to our business plan. The Compensation Committee's determination of whether an item was met will be disclosed in the following year's proxy statement.

Item	Weighting
Balance Sheet	20%
Leverage Ratio Target
Credit Rating
Refinancing Savings
Investments	20%
Volume
Lease Term
Yields
Portfolio Management	20%
Occupancy
Tenant Retention
Term
Disposition Volume	10%
Total Shareholder Return	30%
Relative Return (vs. specified index)
Absolute Return

The measurement will be done from December 1, 2012 to November 30, 2013, which will allow for compensation to be paid in the applicable year. The Compensation Committee has the ability, in its sole discretion, to clawback any amounts, as appropriate, if audited financial results would provide for lower incentive payouts. In addition, the Compensation Committee will determine the appropriate weighting of each measurement for each named executive officer. The Compensation Committee will also have the right to modify the measurements account for unusual and nonrecurring items or if any potential payouts are inappropriate in light of other circumstances, such as overall company or individual performance or unique market conditions.

Potential awards for the annual incentive opportunity are as follows:

Officer	Threshold	Target	High
T. Wilson Eglin	$600,000	$1,200,000	$1,800,000
Patrick Carroll	$200,000	$400,000	$800,000
E. Robert Roskind	$250,000	$500,000	$1,000,000
Richard J. Rouse	$250,000	$500,000	$1,000,000
Joseph S. Bonventre	$142,500	$285,000	$570,000

Annual Long-Term Incentive Opportunity. The annual long-term incentive opportunity will be a percentage of base salary as follows.

Officer	Threshold	Target	High
T. Wilson Eglin	100%	200%	300%
Patrick Carroll	50%	100%	200%
E. Robert Roskind	50%	100%	200%
Richard J. Rouse	50%	100%	200%
Joseph S. Bonventre	50%	100%	200%

The award will be determined solely with respect to the objective measurements set forth above under “— Annual Incentive Opportunity — Objective Measures.” The resulting award will consist of non-vested common shares, based on the year-end closing price of a common share on the NYSE, that vest ratably over a three-year period. The Compensation Committee considered revising the long-term incentive opportunity to add, among other items, performance or market based vesting conditions, but ultimately determined that the objective metrics set forth above to obtain the award and the Compensation Committee's retention of discretion to decrease awards allows the Compensation Committee to (1) effectively monitor the amount of compensation awarded to the named executive officers and (2) strike an appropriate balance of pay-for-performance and flexibility in dealing with long-term incentives.

Retaining Flexibility. The Compensation Committee continually evaluates the efficacy of utilizing alternative incentive plan designs. However, the Compensation Committee believes that retaining a certain amount of discretion allows for flexibility to react to trends in compensation and holistically consider company and individual performance when making incentive plan design and payout decisions. Furthermore, the Compensation Committee believes that such flexibility outweighs the benefits of a completely objective and/or multi-year program where executives could be awarded compensation for meeting measurements that are outdated and do not reflect the current business plan of the company. Upon such an event, the Compensation Committee has, and intends to, reduce any awards appropriately.
Impact on Severance Awards. The Compensation Committee also reviewed the impact of potential awards under the 2013 Executive Compensation Plan on potential severance payments. The Compensation Committee determined that the current severance arrangements are limited and consistent with market practice.
Peer Group Targets. While the Compensation Committee does not target the average or any percentile of the peer group, the Compensation Committee seeks to pay in line with the peer group amounts when taking into account subjective factors like tenure, individual performance and experience. The Compensation Committee also seeks to further align management with our shareholders and believes that incentive awards, whether subject to time-based vesting or performance-based vesting, accomplish this goal.
Long-Term Retention Awards. On January 10, 2013, the Compensation Committee approved long-term retention grants to certain named executive officers as follows:

Officer	Non-Vested Common Shares
T. Wilson Eglin	750,000
Patrick Carroll	200,000
Joseph S. Bonventre	100,000

The non-vested common shares (1) have a grant date value equal to the closing price per common share on the NYSE on January 10, 2013, which was $10.64, and (2) vest as follows: (x) ten percent (10%) of the common shares initially granted shall vest on each of January 15, 2018, January 15, 2019, January 15, 2020, January 15, 2021 and January 15, 2022 for a total of fifty percent (50%); and (y) ten percent (10%) of the common shares initially granted shall vest on each of January 15, 2018, January 15, 2019, January 15, 2020, January 15, 2021 and January 15, 2022 for a total of fifty percent (50%); provided, that the vesting for the common shares under sub-clause (y) shall accelerate in full in the event the twenty consecutive trading day average closing price of a common share on the primary exchange that the common shares are then trading first exceeds $15.00 after the grant date if such shares have not already vested, but no earlier than January 15, 2018. The dividends on these non-vested common shares accrue and are paid at the time of vesting of the related common shares.

The Compensation Committee believes that these long-term retention grants further align these named executive officers with our shareholders.

Summary Compensation Table.
The following table sets forth summary information concerning the compensation earned by our named executive officers for the fiscal years ended December 31, 2012, 2011 and 2010. The significant increase from 2011 to 2012 for Mr. Eglin results primarily from the long-term retention award granted in January 2012.

Name and Principal Position	Fiscal Year	Salary($) (1)	Bonus ($) (1)	Share Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6)	Total ($)

T. Wilson Eglin	2012	550,000	—	2,290,000	—	1,100,000	—	163,027	4,103,027
Chief Executive Officer	2011	550,000	—	1,025,000	—	600,000	—	97,794	2,272,794
and President	2010	550,000	—	450,000	1,326,934	485,966	—	88,382	2,901,282

Patrick Carroll	2012	375,000	—	600,000	—	575,000	—	108,239	1,658,239
Chief Financial Officer,	2011	375,000	—	600,000	—	350,000	—	63,784	1,388,784
Treasurer and Executive	2010	375,000	—	250,000	690,933	269,617	—	56,976	1,642,526
Vice President

E. Robert Roskind	2012	450,000	—	600,000	—	650,000	—	107,823	1,807,823
Chairman	2011	450,000	—	675,000	—	425,000	—	65,088	1,615,088
	2010	450,000	—	400,000	804,202	321,798	—	51,676	2,027,676

Richard J. Rouse	2012	475,000	—	775,000	—	650,000	—	121,224	2,021,224
Vice Chairman and	2011	475,000	—	650,000	—	425,000	—	74,846	1,624,846
Chief Investment Officer	2010	475,000	—	300,000	723,783	319,617	—	65,913	1,884,313

Joseph S. Bonventre	2012	260,000	—	350,000	—	390,000	—	66,171	1,066,171
Executive Vice President	2011	250,000	—	350,000	—	250,000	—	35,850	885,850
and General Counsel	2010	235,000	—	150,000	392,350	150,000	—	26,792	954,142
__________________________________
(1)The amounts shown include amounts earned but a portion of which may be deferred at the election of the officer under our 401(k) Plan.
(2)Equals the aggregate grant date fair value of awards granted in the applicable year computed in accordance with Financial Accounting Standards Board Accounting Standard Codification Topic 718. The fair value of share awards is based on the closing price of the common shares on the date of grant (or, if the date of grant was not a trading day, the last trading day prior to the date of grant).
Mr. Eglin's share award for 2012 includes a long-term retention grant of 150,000 common shares, which vest ratably over five (5) years and a grant date value of $1,140,000. Dividends on these non-vested common shares are deferred until vesting.

(3)The fair value of option awards is based on several factors as disclosed in our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on February 28, 2011 in Item 8 – Financial Statement and Supplementary Data, Note 16 – Benefit Plans.
As previously disclosed, the 2010 option award includes separate common share option awards with respect to 2009 and 2010, which were granted in 2010 (one in January and one in December). The breakdown between the 2009 and 2010 awards is as follows:

Executive	2009 Option Award	2010 Option Award	Total
T. Wilson Eglin	$722,700	$604,234	$1,326,934
Patrick Carroll	$361,350	$329,583	$690,933
E. Robert Roskind	$438,000	$366,202	$804,202
Richard J. Rouse	$394,200	$329,583	$723,783
Joseph S. Bonventre	$208,050	$184,300	$392,350
(4)Amounts were made pursuant to a non-equity incentive plan described in the applicable year's definitive proxy statement.
(5)Non-qualified deferred compensation consists solely of a trust established for the benefit of certain of our executive officers. In previous years, such persons had the option to place non-vested common share awards in such trust. Dividends on these shares are the same as all those paid on all common shares and are paid by us to the trust, which makes a corresponding distribution to the participant. Earnings on the participant accounts consist of dividends and increase in market value of the common shares in the trust. None of the earnings were above-market. See “— Non-Qualified Deferred Compensation.”
(6)Amount represents: (i) dividends paid on non-vested common shares (not including any deferred dividends), (ii) the dollar value of life insurance premiums paid by us during the applicable fiscal year with respect to portable life insurance policies for the life of certain executive officers, and (iii) contributions by us to the executive officer’s account under our 401(k) Plan. The premiums paid by us under company sponsored health care insurance, dental insurance, long-term disability insurance and life insurance available to all employees, are excluded. The following table details the 2012 other compensation amounts for each executive officer:

Executive	Dividends Paid on Non-Vested Common Shares	Company-Paid Life Insurance Premiums	401(k) Company Contributions	Total
T. Wilson Eglin	$144,187	$1,314	$17,526	$163,027
Patrick Carroll	$87,727	$712	$19,800	$108,239
E. Robert Roskind	$88,023	$ —	$19,800	$107,823
Richard J. Rouse	$98,697	$2,727	$19,800	$121,224
Joseph S. Bonventre	$46,361	$ —	$19,810	$66,171

Grants of Plan-Based Awards
The following table sets forth summary information concerning all grants of plan-based awards made to the named executive officers during the fiscal year ended December 31, 2012.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards($)			Estimated Possible Payouts Under Equity Incentive Plan Awards ($)			All Other Share Awards; Number of Shares	All Other Option Awards; Number of Shares Underlying Option Awards	Exercise Price of Option Awards($)	Grant Date Fair Value of Share and Option Awards($)
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
T. Wilson Eglin	1/15/12 (1)	—	—	—	—	—	—	150,000	—	—	1,140,000
	4/6/12 (2)	—	275,000	550,000	—	275,000	550,000	—	—	—	—
	12/31/12 (3)	—	—	—	—	—	—	110,100	—	—	1,150,000
Patrick Carroll	4/6/12 (2)	—	187,500	253,125	—	187,500	253,125	—	—	—	—
	12/31/12 (3)	—	—	—	—	—	—	57,500	—	—	600,000
E. Robert Roskind	4/6/12 (2)	—	225,000	450,000	—	225,000	450,000	—	—	—	—
	12/31/12 (3)	—	—	—	—	—	—	57,500	—	—	600,000
Richard J. Rouse	4/6/12 (2)	—	154,375	320,625	—	154,375	320,625	—	—	—	—
	12/31/12 (3)	—	—	—	—	—	—	74,200	—	—	775,000
Joseph S. Bonventre	4/6/12 (2)	—	130,000	175,500	—	130,000	175,500	—	—	—	—
	12/31/12 (3)	—	—	—	—	—	—	33,500	—	—	350,000
_______________________
(1)Long-term retention award of 150,000 non-vested common shares that vest ratably over five years. Grant date value per share is equal to the closing price per common share on the NYSE on January 13, 2012, which was $7.60 per share.
(2)Each named executive officer was given the opportunity to elect to receive up to 50% of any resulting award in non-vested common shares that vest ratably over three years. As a result, the award is split 50% in Non-Equity Incentive Plan Awards and 50% in Equity Incentive Plan Awards. None of the named executive officers elected to receive any portion of this award in non-vested common shares. Actual payouts are set forth in the Summary Compensation Table above and under “Compensation Discussion and Analysis – Recap of 2012 Executive Compensation Program,” above.
(3)Annual long-term incentive award consisting of non-vested common shares that vest ratably over three years. Number of non-vested common shares issued was rounded up to the nearest 100 shares. Grant date value per share is equal to closing price per common share on the NYSE on December 31, 2012, which was $10.45 per share.

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth summary information concerning outstanding equity awards held by each of the named executive officers as of December 31, 2012.

	Option Awards					Share Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units That Have Not Vested (#)		Market Value of Shares or Units That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
T. Wilson Eglin	—	—	263,202	4.97	(2)	370,201	(3)	3,868,600	100,056(4)	1,045,585
	66,000	132,000	—	6.39	(5)	—		—	—	—
	124,584	186,877	—	7.95	(6)	—		—	—	—
Patrick Carroll	—	—	131,629	4.97	(2)	121,387	(7)	1,268,494	66,028(8)	689,993
	33,000	66,000	—	6.39	(5)	—		—	—	—
	33,978	101,932	—	7.95	(6)	—		—	—	—
E. Robert Roskind	—	—	163,213	4.97	(2)	134,352	(9)	1,403,978	44,000(10)	459,800
	120,000	80,000	—	6.39	(5)	—		—	—	—
	75,506	113,258	—	7.95	(6)	—		—	—	—
Richard J. Rouse	—	—	131,629	4.97	(2)	144,633	(11)	1,511,415	76,055(12)	794,775
	108,000	72,000	—	6.39	(5)	—		—	—	—
	67,956	101,932	—	7.95	(6)	—		—	—	—
Joseph S. Bonventre	—	—	83,324	4.97	(2)	70,942	(13)	741,344	29,000(14)	303,050
	57,000	38,000	—	6.39	(5)	—		—	—	—
	38,000	57,000	—	7.95	(6)	—		—	—	—
________________
(1)Market value has been calculated as the closing price of our common shares on the NYSE on December 31, 2012, which was $10.45 per share.
(2)Common share options were granted on December 31, 2008. The common share options (i) have an exercise price of $4.97 per share, (ii) vest 50% following a 20-day trading period where the average closing price of a common share on the NYSE is $8.00 or higher, which occurred in 2010, and 50% following a 20-day trading period where the average closing price on the NYSE is $10.00 or higher, which occurred in 2013, and (iii) expire 10 years from date of grant.
(3)Consists of (i) 18,868 non-vested common shares granted on December 31, 2010, which vest in equal installments and vest in full by 2013, (ii) 91,233 non-vested common shares granted on December 30, 2011, which vest in equal installments and vest in full by 2014, (iii) 110,100 non-vested common shares granted on December 31, 2012, which vest in equal installments and vest in full by 2015, and (iv) 150,000 non-vested common shares granted on January 15, 2012, which vest in equal installments and vest in full by 2017.
(4)Consists of (i) 70,000 non-vested common shares granted on January 1, 2009, which all or partially vest on December 31, 2013 if our total return to shareholders (as defined in the award agreement) each year exceeds the lesser of (x) 10% and (y) a specified peer index, and (ii) 30,056 non-vested common shares granted on January 31, 2003, which vest if our cash available for distribution growth exceeds 2% annually to the extent of two times such percentage growth, with no expiration date.
(5)Common share options were granted on January 8, 2010. The common share options (i) have an exercise price of $6.39 per share, (ii) vest ratably over a five year period, and (iii) expire 10 years from date of grant.
(6)Common share options were granted on December 31, 2010. The common share options (i) have an exercise price of $7.95 per share, (ii) vest ratably over a five year period, and (iii) expire 10 years from date of grant.
(7)Consists of (i) 10,483 non-vested common shares granted on December 31, 2010, which vest in equal installments and vest in full by 2013, (ii) 53,404 non-vested common shares granted on December 30, 2011, which vest in equal installments and vest in full by 2014 and (iii) 57,500 non-vested common shares granted on December 31, 2012, which vest in equal installments and vest in full by 2015.

(8)Consists of (i) 51,000 non-vested common shares granted on January 1, 2009, which all or partially vest on December 31, 2013 if our total return to shareholders (as defined in the award agreement) each year exceeds the lesser of (x) 10% and (y) a specified peer index, and (ii) 15,028 non-vested common shares granted on January 31, 2003, which vest if our cash available for distribution growth exceeds 2% annually to the extent of two times such percentage growth, with no expiration date.
(9)Consists of (i) 16,772 non-vested common shares granted on December 31, 2010, which vest in equal installments and vest in full by 2013, (ii) 60,080 non-vested common shares granted on December 30, 2011, which vest in equal installments and vest in full by 2014 and (iii) 57,500 non-vested common shares granted on December 31, 2012, which vest in equal installments and vest in full by 2015.
(10)Consists of 44,000 non-vested common shares granted on January 1, 2009, which all or partially vest on December 31, 2013 if our total return to shareholders (as defined in the award agreement) each year exceeds the lesser of (x) 10% and (y) a specified peer index.
(11)Consists of (i) 12,578 non-vested common shares granted on December 31, 2010, which vest in equal installments and vest in full by 2013, (ii) 57,855 non-vested common shares granted on December 30, 2011, which vest in equal installments and vest in full by 2014, and (iii) 74,200 non-vested common shares granted on December 31, 2012, which vest in equal installments and vest in full by 2015.
(12)Consists of (i) 46,000 non-vested common shares granted on January 1, 2009, which all or partially vest on December 31, 2013 if our total return to shareholders (as defined in the award agreement) each year exceeds the lesser of (x) 10% and (y) a specified peer index, and (ii) 30,055 non-vested common shares granted on January 31, 2003, which vest if our cash available for distribution growth exceeds 2% annually to the extent of two times such percentage growth, with no expiration date.
(13)Consists of (i) 6,290 non-vested common shares granted on December 31, 2010, which vest in equal installments and vest in full by 2013, (ii) 31,152 non-vested common shares granted on December 30, 2011, which vest in equal installments and vest in full by 2014 and (iii) 33,500 non-vested common shares granted on December 31, 2012, which vest in equal installments and vest in full by 2015.
(14)Consists of 29,000 non-vested common shares granted on January 1, 2009, which all or partially vest on December 31, 2013 if our total return to shareholders (as defined in the award agreement) each year exceeds the lesser of (x) 10% and (y) a specified peer index.
Option Exercises and Stock Vested
The following table sets forth summary information concerning option exercises and vesting of stock awards for each of the named executive officers during the year ended December 31, 2012.

	Option Awards		Share Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
T. Wilson Eglin	66,000(2)	225,720(2)	64,484(3)	660,316(3)
Patrick Carroll	99,978(4)	280,921(4)	37,184(5)	380,764(5)
E. Robert Roskind	99,561(6)	481,875(6)	46,811(7)	479,345(7)
Richard J. Rouse	50,295(8)	239,404(8)	41,506(9)	425,021(9)
Joseph S. Bonventre	—	—	21,865(10)	223,898(10)
________________
(1)Vested at $10.24 per share in December 2012.
(2)Exercised on December 14, 2012, with an exercise price of $6.39 per share and a closing price on the NYSE on December 13, 2012 of $9.81 per share. Includes 8,299 common shares withheld to satisfy tax withholding.
(3)Includes 28,013 common shares withheld to satisfy tax withholding.
(4)Represents (i) options for 66,000 common shares which were exercised on December 11, 2012, with an exercise price of $6.39 per share and a closing price on December 10, 2012 of $9.73 per share and (ii) options for 33,978 common shares which were exercised on December 11, 2012, with an exercise price of $7.95 per share and a closing price on December 10, 2012 of $9.73 per share. Includes 10,413 common shares withheld to satisfy tax withholding.
(5)Includes 13,534 common shares withheld to satisfy the tax withholding.
(6)Exercised on December 14, 2012, with an exercise price of $4.97 and a closing price on the NYSE on December 13, 2012 of $9.81 per share. Includes 17,717 common shares withheld to satisfy tax withholding.

(7)Includes 20,723 common shares withheld to satisfy tax withholding.
(8)Exercised on December 11, 2012, with an exercise price of $4.97 per share and a closing price on the NYSE on December 10, 2012 of $9.73 per share. Includes 8,874 common shares withheld to satisfy tax withholding.
(9)Includes 15,911 common shares withheld to satisfy tax withholding.
(10)Includes 7,886 common shares withheld to satisfy tax withholding.
Pension Benefits
Other than our 401(k) Plan, which is discussed above, we do not provide any pension benefits to the named executive officers.
Non-Qualified Deferred Compensation

The following table sets forth summary information concerning non-qualified deferred compensation for each of the named executive officers during the year ended December 31, 2012. Non-qualified deferred compensation consists solely of a trust established for the benefit of certain of our executive officers in which in previous years such persons had the option to place non-vested common share awards. Dividends on these shares are the same as all those paid on all common shares and are paid by us to the trust, which makes a corresponding distribution to the participant. Earnings on the participant accounts consist of dividends paid and an increase in market value of the common shares in the trust. None of the earnings were above-market. As a result, the earnings are not included in the Summary Compensation Table above.

Name	Executive Contributions in 2012 ($)	Registrants Contributions in 2012 ($)	Aggregate Earnings in 2012 ($)	Aggregate Withdrawals/ Distributions in 2012 ($)	Aggregate Balance at December 31, 2012 ($) (1)
T. Wilson Eglin	—	—	456,054	68,703	1,367,518
Patrick Carroll	—	—	—	—	—
E. Robert Roskind	—	—	584,932	88,118	1,753,959
Richard J. Rouse	—	—	429,436	64,693	1,287,691
Joseph S. Bonventre	—	—	—	—	—
________________
(1)In accordance with the trust agreements, complete distribution/withdrawal of each participant’s account will be made in the event of a change in control or termination of the named executive officer’s employment.
Potential Payments upon Termination or Change in Control
As of December 31, 2012, each of the named executive officers, except Mr. Bonventre, had the right to receive severance compensation upon the occurrence of certain events as specified in his employment agreement. Mr. Bonventre is eligible to participate in our severance policy applicable to executive officers without employment agreements. The terms of the executive employment agreements and executive severance policy are described in this proxy statement. The employment agreements provide that the executive officer will be entitled to receive severance payments upon termination by us without “cause,” termination by the executive officer with “good reason” or certain terminations resulting from a “change in control” of us. The executive severance policy provides that Mr. Bonventre will be entitled to receive severance payments upon a termination by us without “cause.”
On January 15, 2012, we entered into employment agreements with each of Messrs. Eglin, Carroll, Roskind and Rouse. Each employment agreement has a three-year term and does not automatically renew.
Definitions of “Cause,” “Good Reason,”“Change in Control and “Disability.” “Cause” is defined as (A) the executive officer’s conviction of, plea of nolo contendere to, or written admission of the commission of, a felony (but not a traffic infraction or similar offense); (B) any breach by the executive officer of any material provision of the employment agreement; (C) any act by the executive officer involving moral turpitude, fraud or misrepresentation with respect to his duties for us or our affiliates; or (D) gross negligence or willful misconduct on the part of the executive officer in the performance of his duties as an employee, officer or member of us or our affiliates (that in only the case of gross negligence results in a material economic harm to us); subject to notice requirements.

“Good Reason” is defined as the occurrence of the following events without the executive officer’s written consent, subject to notice requirements: (A) a material reduction of the executive officer’s authority, duties and responsibilities, or the assignment to the executive officer of duties materially inconsistent with the executive officer’s position or positions with us; (B) a reduction in the executive officer’s rate of base salary; or (C) a breach by us of any material provision of the employment agreement.
“Change in control” is defined as:
(A) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) (“Beneficial Ownership”) of 20% or more of either (i) our then outstanding common shares (the “Outstanding Company Common Stock”) or (ii) the combined voting power of our then outstanding voting securities entitled to vote generally in the election of trustees (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (A), the following acquisitions shall not constitute a “change in control”: (1) any acquisition directly from us, (2) any acquisition by us, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by us or any entity controlled by us, or (4) any acquisition by any entity pursuant to a transaction which complies with subclauses (1), (2), and (3) of clause (C) below; or
(B) individuals who, as of the date the employment agreement, constitute our Board of Trustees (the “Incumbent Board”) cease for any reason to constitute at least a majority of our Board of Trustees; provided, however, that any individual becoming a trustee subsequent to the date hereof whose election, or nomination for election by our shareholders, was approved by a vote of at least a majority of the trustees then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of trustees or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than our Board of Trustees; or
(C) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of our assets (a “Business Combination”), in each case, unless, following such Business Combination, (1) all or substantially all of the Persons who had Beneficial Ownership, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination, have Beneficial Ownership, of more than 50%, respectively, of our then outstanding common shares and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of trustees, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of our assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any entity resulting from such Business Combination or any of our employee benefit plans (or related trusts) or such entity resulting from such Business Combination) acquires Beneficial Ownership of 20% or more of, respectively, the then outstanding common shares of the entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors or board of trustees, as the case may be, of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement with the successor or purchasing entity in respect of such Business Combination, or of the action of our Board of Trustees, providing for such Business Combination; or
(D) approval by our shareholders of a complete liquidation or dissolution of us.

“Disability” is defined as the mental or physical incapacity of the executive officer such that (A) he qualifies for long-term disability benefits under a Company-sponsored long-term disability policy or (B) the executive officer has been incapable as a result of illness, disease, mental or physical disability, disorder, infirmity, or impairment or similar cause of performing his essential duties and responsibilities for any period of 180 days (whether or not consecutive) in any consecutive 365 day period. Disability shall be determined by an approved medical doctor selected by us and the executive officer. If we cannot agree on a medical doctor, each party shall select a medical doctor and the two doctors shall select a third who shall be the approved medical doctor for this purpose.
Severance Terms for Certain of the Named Executive Officers. If one of the named executive officers, other than Mr. Bonventre, is terminated (1) by the named executive officer for “good reason,” (2) by us without “cause,” or (3) by the named executive officer for “good reason” or us without “cause,” in either case within 12 months following a “change in control,” then, in each case, the named executive officer shall be entitled to receive the following:
•any earned but unpaid base salary for the period prior to termination and any earned but unpaid bonuses, for prior periods which have ended at the time of such termination;
•any rights to which he is entitled in accordance with any applicable plan or program provisions under any employee benefit plan, program or arrangement, fringe benefit or incentive plan;
•a severance payment equal to two and one-half times for Mr. Eglin, and two times for each of Messrs. Carroll, Roskind and Rouse, the sum of: (x) the named executive officer’s base salary at termination and (y) the average of the last two annual cash incentive awards;
•a pro rata annual bonus determined by the number of days employed during the year of termination and the average of the last two annual cash incentive awards; and

•continuation of medical, dental, disability, life insurance and other employee welfare benefits then provided to our senior executives for a period of two and one-half years for Mr. Eglin, and two years for each of Messrs. Carroll, Roskind and Rouse following the date of termination, or if the named executive officer is ineligible for such benefits, then a lump sum payment of the cash equivalent of the premiums or other contributions that we would otherwise pay to continue coverage.
Additionally, upon a termination of the named executive officer’s employment under the circumstances described above, (x) all non-vested time-based long-term incentive awards and all non-vested but earned performance-based long-term incentive awards shall accelerate, become fully earned and vested, (y) the end of the performance period for all non-vested but unearned performance-based long-term incentive awards shall be the date of such termination and a pro rata amount of any of such awards then deemed to be earned awards (determined by the number of completed days of the performance period for such award divided by the total number of days in such performance period) shall accelerate, become fully earned and vested, and (z) all unexercised share option awards shall terminate within six months of such termination of employment.
We believe that the executive employment agreements and the executive severance policy are appropriate in this market as they do not contain: (1) a high multiple, (2) any long-term incentive award component of the severance formula, (3) vesting of all non-vested performance-based awards regardless of whether the performance targets were met, and (4) a "gross-up" of the severance payment to cover the excise taxes imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, on the benefits, thereby providing such benefits to the employee on a net basis, after payment of excise tax.
If the named executive officer’s employment is terminated on account of death or “disability,” the named executive officer or his estate or designated beneficiaries shall be entitled to receive the following:

•	any earned but unpaid base salary for the period prior to termination and any earned but unpaid bonuses, for prior periods which have ended at the time of such termination;

•	any rights to which he is entitled in accordance with any applicable plan or program provisions under any employee benefit plan, program or arrangement, fringe benefit or incentive plan;

•	a severance payment equal to one times the named executive officer’s base salary at termination;

•	a pro rata annual bonus determined by the number of days employed during the year of termination and the average of the last two annual cash incentive awards; and

•
continuation of group health plan then provided to our senior executives for a period of two and one half years for Mr. Eglin, and two years for each of Messrs. Carroll, Roskind and Rouse, following the date of termination, or if the named executive officer is ineligible for such group health plan, then a lump sum payment of the cash equivalent of the premiums or other contributions that we would otherwise pay to continue coverage.

Additionally, upon a termination of the named executive officer’s employment under the circumstances described above, (1) all non-vested time-based long-term incentive awards and all non-vested but earned performance-based long-term incentive awards shall accelerate, become fully earned and vested, (2) the end of the performance period for all non-vested but unearned performance-based long-term incentive awards shall be the date of such termination and a pro rata amount of any of such awards then deemed to be earned awards (determined by the number of completed days of the performance period for such award divided by the total number of days in such performance period) shall accelerate, become fully earned and vested, and (3) all unexercised share option awards shall terminate within six months of such termination of employment.
If the named executive officer’s employment is terminated by us for “cause” or by the named executive officer without “good reason,” the named executive officer shall be entitled to receive the following:

•	any earned but unpaid base salary for the period prior to termination and any earned but unpaid bonuses, for prior periods which have ended at the time of such termination; and

•	any rights to which he is entitled in accordance with any applicable plan or program provisions under any employee benefit plan, program or arrangement, fringe benefit or incentive plan.
With the exception of E. Robert Roskind’s employment agreement, the employment agreements with the named executive officers provide that the named executive officer will serve us faithfully and to the best of his ability and will devote substantially all of his business time, energy, experience and talents to our business and the business of our affiliates. This restriction does not prevent the named executive officer from managing his personal or family investments, or serving on civic or charitable boards or committees, so long as any such activities do not interfere with the performance of the named executive officer’s responsibilities as one of our employees. Mr. Roskind’s employment agreement permits Mr. Roskind to spend approximately one third of his business time on the affairs of The LCP Group L.P. and its affiliates, which includes service on the boards of other companies; however, Mr. Roskind must prioritize his business time to address our needs ahead of The LCP Group L.P.

Severance Terms for Mr. Bonventre. Under our executive severance policy, if Mr. Bonventre is terminated by us without “cause,” then Mr. Bonventre shall be entitled to receive the following:
•any earned but unpaid base salary for the period prior to termination and any earned but unpaid bonuses, for prior periods which have ended at the time of such termination;
•any rights to which he is entitled in accordance with any applicable plan or program provisions under any employee benefit plan, program or arrangement, fringe benefit or incentive plan;
•a severance payment equal to one times: (x) his base salary at termination and (y) the average of his last two annual cash incentive awards;
•a pro rata annual bonus determined by the number of days employed during the year of termination and the average of the last two annual cash incentive awards; and
•continuation of medical, dental, disability, life insurance and other employee welfare benefits then provided to our senior executives for a period of one year following the date of termination, or if he is ineligible for such benefits, then a lump sum payment of the cash equivalent of the premiums or other contributions that we would otherwise pay to continue coverage.
Additionally, upon a termination of Mr. Bonventre’s employment under the circumstances described above, (x) all non-vested time-based long-term incentive awards and all non-vested but earned performance-based long-term incentive awards shall accelerate, become fully earned and vested, (y) the end of the performance period for all non-vested but unearned performance-based long-term incentive awards shall be the date of such termination and a pro rata amount of any of such awards then deemed to be earned awards (determined by the number of completed days of the performance period for such award divided by the total number of days in such performance period) shall accelerate, become fully earned and vested, and (z) all unexercised share option awards shall terminate within six months of such termination of employment.
Review and Analysis of the Need for Termination and Change-in-Control Arrangements. The current terms of the employment agreements with Messrs. Eglin, Carroll, Roskind and Rouse expire on January 14, 2015. The employment agreements do not automatically renew. Prior to the expiration of the terms of the employment agreements, our Compensation Committee intends to analyze and reassess all of the termination and change-in-control arrangements to determine whether they are necessary and appropriate at such time considering each executive officer’s circumstances.
Termination Scenario Tables
The tables below estimate the payments and benefits to each of the named executive officers assuming they were terminated on December 31, 2012. Continuation of benefits, which may be paid monthly if the named executive officer is eligible for, and elects, continued coverage under such plans, are assumed to be paid by a lump-sum payment at termination.

T. Wilson Eglin	Without Cause or With Good Reason ($)	Without Cause or With Good Reason, in either case within 12 months of a Change in Control ($)	Death or Disability ($)	With Cause or Without Good Reason ($)
Base salary portion of severance payment (1)	1,375,000	1,375,000	550,000	—
Bonus portion of severance payment (2)	2,125,000	2,125,000	—	—
Welfare benefits (3)	62,474	62,474	—	—
Group health care benefits (3)	—	—	59,832	—
Value of accelerated equity awards (4)	5,456,913	5,456,913	5,456,913	—
Total Payments and Benefits	9,019,387	9,019,387	6,066,745	—
____________________________________________________________________________________________________________________________________________________________________________________________________________________
(1)Upon termination without cause or with good reason, base salary portion of severance payment equals two and one half times the base salary, which at December 31, 2012 was $550,000. Upon death or disability, executive is entitled to payment of one times base salary.
(2)Bonus portion of severance payment equals two and one half times the average of the last two annual cash incentive awards, which were (x) $600,000 awarded on December 30, 2011 and paid in 2012 and (y) $1,100,000 awarded on December 24, 2012 and paid in 2012. Excludes any pro rata bonus.
(3)Based on annualized December 2012 premiums.

(4)Based on the closing price of our common shares on the NYSE on December 31, 2012 of $10.45 per share. Consists of (i) 370,201 non-vested common shares subject to time-based vesting, (ii) 56,000 non-vested common shares subject to performance-based vesting that were earned as of December 31, 2012, (iii) 132,000 non-vested common share options subject to time-based vesting exercisable at $6.39 per share and (iv) 186,877 non-vested common share options subject to time-based vesting exercisable at $7.95 per share.

Patrick Carroll	Without Cause or With Good Reason ($)	Without Cause or With Good Reason, in either case within 12 months of a Change in Control ($)	Death or Disability ($)	With Cause or Without Good Reason ($)
Base salary portion of severance payment (1)	750,000	750,000	375,000	—
Bonus portion of severance payment (2)	925,000	925,000	—	—
Welfare benefits (3)	49,979	49,979	—	—
Group health care benefits (3)	—	—	47,866	—
Value of accelerated equity awards (4)	2,217,644	2,217,644	2,217,644	—
Total Payments and Benefits	3,942,623	3,942,623	2,640,510	—
____________________________________________________________________________________________________________________________________________________________________________________________________________________
(1)Upon termination without cause or with good reason, base salary portion of severance payment equals two times the base salary, which at December 31, 2012 was $375,000. Upon death or disability, executive is entitled to payment of one times base salary.
(2)Bonus portion of severance payment equals two times the average of the last two annual cash incentive awards, which were (x) $350,000 awarded on December 30, 2011 and paid in 2012 and (y) $575,000 awarded on December 24, 2012 and paid in 2012. Excludes any pro rata bonus.
(3)Based on annualized December 2012 premiums.
(4)Based on the closing price of our common shares on the NYSE on December 31, 2012 of $10.45 per share. Consists of (i) 121,387 non-vested common shares subject to time-based vesting, (ii) 40,800 non-vested common shares subject to performance-based vesting that were earned as of December 31, 2012, (iii) 66,000 non-vested common share options subject to time-based vesting exercisable at $6.39 per share and (iv) 101,932 non-vested common share options subject to time-based vesting exercisable at $7.95 per share.

E. Robert Roskind	Without Cause or With Good Reason ($)	Without Cause or With Good Reason, in either case within 12 months of a Change in Control ($)	Death or Disability ($)	With Cause or Without Good Reason ($)
Base salary portion of severance payment (1)	900,000	900,000	450,000	—
Bonus portion of severance payment (2)	1,075,000	1,075,000	—	—
Welfare benefits (3)	34,799	34,799	—	—
Group health care benefits (3)	—	—	32,685	—
Value of accelerated equity awards (4)	2,379,763	2,379,763	2,379,763	—
Total Payments and Benefits	4,389,562	4,389,562	2,862,448	—
____________________________________________________________________________________________________________________________________________________________________________________________________________________
(1)Upon termination without cause or with good reason, base salary portion of severance payment equals two times the base salary, which at December 31, 2012 was $450,000. Upon death or disability, executive is entitled to payment of one times base salary.
(2)Bonus portion of severance payment equals two times the average of the last two annual cash incentive awards, which were (x) $425,000 awarded on December 30, 2011 and paid in 2012 and (y) $650,000 awarded on December 24, 2012 and paid in 2012. Excludes any pro rata bonus.
(3)Based on annualized December 2012 premiums.
(4)Based on the closing price of our common shares on the NYSE on December 31, 2012 of $10.45 per share. Consists of (i) 134,352 non-vested common shares subject to time-based vesting, (ii) 35,200 non-vested common shares subject to performance-based vesting that were earned as of December 31, 2012, (iii) 80,000 non-vested common share options subject to time-based vesting exercisable at $6.39 per share and (iv) 113,258 non-vested common share options subject to time-based vesting exercisable at $7.95 per share.

Richard J. Rouse	Without Cause or With Good Reason ($)	Without Cause or With Good Reason, in either case within 12 months of a Change in Control ($)	Death or Disability ($)	With Cause or Without Good Reason ($)
Base salary portion of severance payment (1)	950,000	950,000	475,000	—
Bonus portion of severance payment (2)	1,075,000	1,075,000	—	—
Welfare benefits (3)	28,991	28,991	—	—
Group health care benefits (3)	—	—	26,878	—
Value of accelerated equity awards (4)	2,443,125	2,443,125	2,443,125	—
Total Payments and Benefits	4,497,116	4,497,116	2,945,003	—
______________________________________________________________________________________________________________________________________________________________________________________________________
(1)Upon termination without cause or with good reason, base salary portion of severance payment equals two times the base salary, which at December 31, 2012 was $475,000. Upon death or disability, executive is entitled to payment of one times base salary.
(2)Bonus portion of severance payment equals two times the average of the last two annual cash incentive awards, which were (x) $425,000 awarded on December 30, 2011 and paid in 2012 and (y) $650,000 awarded on December 24, 2012 and paid in 2012. Excludes any pro rata bonus.
(3)Based on annualized December 2012 premiums.
(4)Based on the closing price of our common shares on the NYSE on December 31, 2012 of $10.45 per share. Consists of (i) 144,633 non-vested common shares subject to time-based vesting, (ii) 36,800 non-vested common shares subject to performance-based vesting that were earned as of December 31, 2012, (iii) 72,000 common share options subject to time-based vesting exercisable at $6.39 per share and (iv) 101,932 non-vested common share options subject to time-based vesting exercisable at $7.95 per share.

Joseph S. Bonventre	Without Cause ($)	Without Cause following a Change in Control ($)	Death or Disability ($) (1)	With Cause or Without Good Reason ($) (1)
Base salary portion of severance payment (2)	260,000	260,000	—	—
Bonus portion of severance payment (3)	320,000	320,000	—	—
Welfare benefits (4)	24,990	24,990	—	—
Group health care benefits (4)	—	—	—	—
Value of accelerated equity awards (5)	1,280,564	1,280,564	—	—
Total Payments and Benefits	1,885,554	1,885,554	—	—
____________________________________________________________________________________________________________________________________________________________________________________________________________________
(1)Mr. Bonventre is not entitled to any severance payment under our executive severance policy if he terminates his employment for good reason or if his employment is terminated because of his death or disability.
(2)Base salary portion of severance payment equals one times the base salary, which at December 31, 2012 was $260,000.
(3)Bonus portion of severance payment equals one times the average of the last two annual cash incentive awards, which were (x) $250,000 awarded on December 30, 2011 and paid in 2012 and (y) $390,000 awarded on December 24, 2012 and paid in 2012. Excludes any pro rata bonus.
(4)Based on annualized December 2012 premiums.
(5)Based on the closing price of our common shares on the NYSE on December 31, 2012 of $10.45 per share. Consists of (i) 70,942 non-vested common shares subject to time-based vesting, (ii) 23,200 non-vested common shares subject to performance-based vesting that were earned as of December 31, 2012, (iii) 38,000 non-vested common share options subject to time-based vesting exercisable at $6.39 per share and (iv) 57,000 non-vested common share options subject to time-based vesting exercisable at $7.95 per share.
Risks of Compensation Policies and Practices
As part of its oversight of our executive compensation programs, the Compensation Committee considers the impact of our executive compensation programs, and the incentives created by the compensation awards that it administers, on our risk profile. In addition, we review all of our compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to us.
We believe that there may be certain risks with respect to our compensation policies and practices for our executive and senior officers because of the presence of objective measurements and an officer’s desire to achieve certain of these objective measurements, which taken individually, may not be in the best interests of our shareholders. To mitigate these risks, the Compensation Committee has retained the discretion to adjust the measurements and as a result, any actual payout, in the event of unusual or unanticipated events. In addition, the Compensation Committee avoids objective measures that are calculated over a number of years and prefers to instead look at multi-year performance when assessing subjective measures. As a result, we do not believe that these risks are reasonably likely to have a material adverse effect on us.

We also believe that there may be risks involved in the potential severance payments under the executive employment agreements, including deterring a change in control of us. However, we believe that the current terms of the executive employment agreement are more favorable to us than current market practice as no payment is due solely as a result of a change in control. In addition, we believe that the executive employment agreements motivate our executive officers. As a result, we do not believe that these risks are reasonably likely to have a material adverse effect on us.
Trustee Compensation
None of our employees receive or will receive any compensation for serving as a member of our Board of Trustees or any of its committees. Our non-employee trustees received the following aggregate amounts of compensation for the year ended December 31, 2012.

Name	Fees Earned or paid in cash ($)	Share Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Clifford Broser	50,000	50,000	—	—	—	—	100,000

James Grosfeld	50,000	50,000	—	—	—	—	100,000

Harold First	58,750	58,750	—	—	—	—	117,500

Richard S. Frary	50,000	50,000	—	—	—	—	100,000

Kevin W. Lynch	—	100,000	—	—	—	—	100,000
In May 2010, the structure of non-employee trustee compensation was modified from an annual retainer coupled with a per meeting fee to a simple annual retainer of $100,000 for each non-employee trustee with the exception of a $117,500 annual retainer for the Chairperson of the Audit Committee. The retainer is paid quarterly in arrears and, to the extent common shares are available under the then current equity-based award plan, at least 50% of the quarterly amount must be taken in common shares based on the average closing price over the applicable quarter. In addition, non-employee trustees receive reimbursement of their out-of-pocket travel costs to attend meetings.
Any initial equity award for a newly appointed or elected trustee will be decided by the Compensation Committee on a case-by-case basis.
In January 2013, each non-employee trustee received a grant of 7,500 vested common shares.

PROPOSAL NO. 2
ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
The Dodd-Frank Act and Section 14A of the Exchange Act require that we seek an advisory resolution from our Shareholders to approve the compensation awarded to our named executive officers as disclosed in this proxy statement. Although the advisory resolution is non-binding, the Board of Trustees and the Compensation Committee will review the results of the vote and will consider our Shareholders’ views and take them into account in future determinations concerning our executive compensation programs. As previously disclosed, we intend to seek this advisory vote on an annual basis. A proposal in the form of the following resolution will be submitted for a non-binding, advisory vote at the Annual Meeting:
“RESOLVED, that the Shareholders approve, on a non-binding, advisory basis, the compensation of the Trust's named executive officers set forth in the 2013 Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the 2012 Summary Compensation Table and accompanying compensation tables and related information)."
Required Vote and Recommendation
The advisory resolution to approve the compensation of our named executive officers requires a majority of the votes cast on the proposal at the Annual Meeting. Although the vote on this Proposal No. 2 is a non-binding, advisory vote, the Board of Trustees will carefully consider the voting results.
The Board of Trustees recommends that Shareholders vote FOR Proposal No. 2.

PROPOSAL NO. 3
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Trustees will make a decision with respect to the engagement of an independent registered public accounting firm for the year ending December 31, 2013 at a meeting of the Audit Committee expected to take place during our second fiscal quarter. KPMG LLP and its predecessors have been our independent registered public accounting firm since 1993.
Although Shareholder ratification of the appointment of our independent registered public accounting firm is not required by our bylaws or otherwise, we are submitting the selection of KPMG LLP for ratification as a matter of good corporate governance practice. Even if the selection is ratified, the Audit Committee in its discretion may appoint an alternative independent registered public accounting firm if it deems such action appropriate. If the Audit Committee’s selection is not ratified by the Shareholders, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of an independent registered public accounting firm.
KPMG LLP was engaged to perform the annual audit of our consolidated financial statements for the calendar year ended December 31, 2012. There are no affiliations between us and KPMG LLP’s partners, associates or employees, other than as pertaining to KPMG LLP’s engagement as our independent registered public accounting firm. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will be given the opportunity to make a statement if they so desire and to respond to appropriate questions.
Audit and Non-Audit Fees
The following table presents fees for professional audit services rendered by KPMG LLP for the audit of our annual financial statements for each of 2012 and 2011, and fees billed for other services rendered by KPMG LLP.

	2012	2011
Audit fees (accrual basis) (1)	$1,189,300	$1,280,000
Audit-related fees (2)	—	120,000
Total audit and audit related fees	1,189,300	1,400,000
Tax fees (cash basis) (3)	165,000	190,000
All other fees	—	—
Total fees	$1,354,300	$1,590,000
__________________
(1)2012 and 2011 audit fees include services rendered relating to review of registration statements and issuance of consent and comfort letters.
(2)2011 audit-related fees include services rendered relating to the audit of a joint venture.
(3)Tax fees during 2012 and 2011 consisted of fees for tax compliance and preparation services for us.

The Audit Committee has determined that the non-audit services provided by the independent registered public accounting firm are compatible with maintaining the accounting firm’s independence. The percentage of services set forth above in the categories “Audit-related fees,” “Tax fees” and “All other fees” that were approved by the Audit Committee pursuant to Rule 2-01(c)(7)(i)(C) of the Exchange Act (relating to the approval of non-audit services after the fact but before completion of the audit) was 0%.
The Audit Committee of the Board of Trustees must pre-approve the audit and non-audit services performed by our independent registered public accounting firm, and has adopted appropriate policies in this regard. With regard to fees, annually, the independent registered public accounting firm provides the Audit Committee with an engagement letter outlining the scope of the audit services proposed to be performed during the fiscal year. Upon the Audit Committee’s acceptance of and agreement to the engagement letter, the services within the scope of the proposed audit services are deemed pre-approved pursuant to this policy. The Audit Committee must pre-approve any change in the scope of the audit services to be performed by the independent registered public accounting firm and any change in fees relating to any such change. Specific audit-related services and tax services are pre-approved by the Audit Committee, subject to limitation on the dollar amount of such fees, which dollar amount is established annually by the Audit Committee. Services not specifically identified and described within the categories of audit services, audit-related services and tax services must be expressly pre-approved by the Audit Committee prior to us engaging any such services, regardless of the amount of the fees involved. The Chairperson of the Audit Committee is delegated the authority to grant such pre-approvals. The decisions of the Chairperson to pre-approve any such activity shall be presented to the Audit Committee at its next scheduled meeting. In accordance with the foregoing, the retention by management of our independent registered public accounting firm for tax consulting services for specific projects is pre-approved, provided, that the cost of any such retention does not exceed $20,000 and the annual cost of all such retentions does not exceed $50,000. The Audit Committee does not delegate to management its responsibilities to pre-approve services to be performed by our independent registered public accounting firm.

Required Vote and Recommendation
Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013 requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting.
The Board of Trustees recommends that Shareholders vote FOR Proposal No. 3.
PROPOSAL NO. 4
OTHER MATTERS
The Board of Trustees is not aware of any business to come before the Annual Meeting other than (1) the election of trustees, (2) the advisory resolution to approve of executive compensation, and (3) the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013. However, if any other matters should properly come before the Annual Meeting, including matters relating to the conduct of the Annual Meeting, it is intended that proxies in the accompanying form or as authorized via the Internet or telephone will be voted in respect thereof in accordance with the discretion of the person or persons voting the proxies.

LEXINGTON REALTY TRUST

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IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK_____________

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 PM, EST, on May 20, 2013.

Vote by Internet

- Go to **www.envisionreports.com/LXP**
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Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
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Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" EACH NOMINEE IN PROPOSAL 1 AND "FOR" EACH OF THE OTHER PROPOSALS.

The votes entitled to be cast by the undersigned will be cast in the discretion of the proxy holder on any other matter that may properly come before the Annual Meeting or any adjournment or postponement thereof.

A Proposals — The Board of Trustees recommends a vote "FOR" each nominee in proposal 1 and "FOR" proposals 2 and 3.

PROPOSAL 1. ELECTION OF TRUSTEES

	For	Withhold		For	Withhold		For	Withhold
01 - E. Robert Roskind	☐	☐	02 - T. Wilson Eglin	☐	☐	03 - Clifford Broser	☐	☐
04 - Harold First	☐	☐	05 - Richard S. Frary	☐	☐	06 - James Grosfeld	☐	☐
07 - Kevin W. Lynch	☐	☐						

	For	Against	Abstain
PROPOSAL 2. AN ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THE PROXY STATEMENT FOR THE 2013 ANNUAL MEETING OF SHAREHOLDERS.	☐	☐	☐
PROPOSAL 3. RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2013.	☐	☐	☐

PROPOSAL 4. TRANSACTION OF SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE 2013 ANNUAL MEETING OF SHAREHOLDERS, INCLUDING ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

B Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

C 1234567890 J N T

1 U P X 1 6 1 2 0 3 1

01LOWE

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Lexington Realty Trust

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THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES OF LEXINGTON REALTY TRUST

The undersigned shareholder of Lexington Realty Trust, a Maryland real estate investment trust (the "Company"), hereby appoints Joseph S. Bonventre and Paul R. Wood, and each of them, with full power to act without the other and with full power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to attend, represent and vote, as provided on the other side, all the shares of Lexington Realty Trust which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2013 Annual Meeting of Shareholders of Lexington Realty Trust to be held at the New York offices of Paul Hastings LLP, 75 E. 55th Street, New York, New York 10022 at 10:00 a.m. Eastern time on Tuesday, May 21, 2013 (the "Annual Meeting"), or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting.

This proxy will be voted as specified by you. If no choice is specified, the proxy will be voted according to the Board of Trustees' recommendations indicated on the reverse side, and according to the discretion of the proxy holders for any other matters that may properly come before the meeting or any postponement or adjournment thereof.

You may revoke or change your proxy at any time prior to its use at the Annual Meeting by giving the Company written direction to revoke it, by authorizing a new proxy or by attending the Annual Meeting and voting in person. Your attendance at the Annual Meeting will not by itself revoke a proxy given by you. Written notice of revocation or subsequent proxy should be sent to: Lexington Realty Trust, One Penn Plaza, Suite 4015, New York, New York 10119-4015, Attention: Secretary, so as to be delivered by 11:59 p.m., Eastern time on May 20, 2013.

Returned proxy cards or proxies authorized by phone or Internet will be voted (1) as specified on the matters listed on the reverse side; (2) in accordance with the Board of Trustees' recommendations where no specification is made; and (3) in accordance with the discretion of the proxies on any other matters that may properly come before the Annual Meeting or any postponement or adjournment thereof.

The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders and of the accompanying Proxy Statement, the terms of each of which are incorporated by reference, and revokes any proxy heretofore given with respect to such meeting.

(Continued and to be marked, dated and signed, on the other side)

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian, or other fiduciary, please give full title as such. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

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